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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CoBiz Financial Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 4, 2014

Dear Fellow Shareholder:

        This year's Annual Meeting of Shareholders of CoBiz Financial Inc., a Colorado corporation (the Company), will be held at the Ritz-Carlton Hotel, Fall River Ballroom, 1881 Curtis Street, Denver, Colorado 80202 on May 15, 2014 at 8:00 a.m., M.D.T. You are cordially invited to attend.

        We are using the Securities and Exchange Commission (SEC) rule that allows us to furnish our proxy materials to shareholders over the Internet. This means our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials. Please visit http:www.edocumentview.com/COBZ for more information about the electronic delivery of proxy materials.

        The Company's Board of Directors recommends that you vote:

  (i)
  FOR the election of eleven nominees to serve as directors of the Company;

  (ii)
  FOR an advisory (nonbinding) shareholder approval of executive compensation;

  (iii)
  FOR the ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014;

  (iv)
  FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of common stock from 50,000,000 to 100,000,000;

  (v)
  FOR the proposal to amend the Company's Employee Stock Purchase Plan to increase the maximum number of shares issuable from 900,000 to 1,100,000;

  (vi)
  FOR the proposal to amend and restate the Company's 2005 Equity Incentive Plan;

  (vii)
  AGAINST the shareholder proposal on the independence of the Chairman of the Board; and

  (viii)
  AGAINST the shareholder proposal on changing the articles of incorporation and bylaws to require majority voting in uncontested director elections.

        To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should vote via telephone, via Internet, or by following the instructions on the enclosed notice as soon as possible. Your vote is important.

        At the Annual Meeting, I will review the Company's activities during the past year and its plans for the future. Shareholders will be given the opportunity to address questions to the Company's management. I hope you will be able to join us.

Sincerely,

Steven Bangert
Chairman of the Board and Chief Executive Officer

COBIZ FINANCIAL INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, May 15, 2014, at 8:00 a.m., M.D.T.
Location:	Ritz-Carlton Hotel, Fall River Ballroom 1881 Curtis Street Denver, Colorado 80202
Webcast:

We are pleased to offer a webcast of the 2014 Annual Meeting. If you plan to attend the meeting via the internet, go to http://www.videonewswire.com/event.asp?id=98590 to log on prior to the meeting and follow the instructions provided. Shareholders will not be able to vote through the webcast.

Items of Business:	(i)	The election of the Board of Director's eleven nominees to serve as directors of the Company;
	(ii)	An advisory (nonbinding) shareholder approval of executive compensation;
	(iii)	The ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014;
	(iv)	The proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of common stock to 100,000,000 shares from 50,000,000 shares;
	(v)	The proposal to amend the Company's Employee Stock Purchase Plan to increase the maximum number of shares issuable from 900,000 to 1,100,000;
	(vi)	The proposal to amend and restate the Company's 2005 Equity Incentive Plan;
	(vii)	A shareholder proposal regarding the independence of the Chairman of the Board;
	(viii)	A shareholder proposal on changing the articles of incorporation and bylaws to require majority voting in uncontested director elections; and
	(ix)	Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 21, 2014.
Voting by Proxy:

If you cannot attend the Annual Meeting in person, you may vote your shares by telephone or by Internet no later than 1:00 a.m. Central Time on May 15, 2014 (or as directed on the enclosed notice card). We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses.

Internet Availability of Proxy Materials:

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on May 15, 2014: CoBiz Financial's 2014 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2013 are available at: http:www.edocumentview.com/COBZ

By Order of the Board of Directors
Mary Perrott Smith Corporate Secretary
Dated: April 4, 2014

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE VIA TELEPHONE, INTERNET OR BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE AND REQUESTING PAPER COPIES OF THE PROXY MATERIALS AT YOUR EARLIEST CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES	1
General	1
Voting	1
Solicitation and Revocability of Proxies	2
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING	3
PROPOSAL 1: ELECTION OF DIRECTORS	3
Nominees for Election as Directors	4
PROPOSAL 2: ADVISORY (NONBINDING) SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION	11
PROPOSAL 3: RATIFICATION (NONBINDING) OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
PROPOSAL 4: AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCOPRORATION	12
PROPOSAL 5: AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN	14
PROPOSAL 6: AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2005 EQUITY INCENTIVE PLAN	17
PROPOSAL 7: SHAREHOLDER PROPOSAL REGARDING THE INDEPENDENCE OF THE CHAIRMAN OF THE BOARD	26
PROPOSAL 8: SHAREHOLDER PROPOSAL REGARDING CHANGING THE ARTICLES OF INCORPORATION AND BYLAWS TO REQUIRE MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS	29
MEETINGS OF THE BOARD AND COMMITTEES	31
Executive Committee	32
Audit Committee	32
Governance and Nominating Committee	33
Compensation Committee	34
Compensation Committee Interlocks and Insider Participation	35
Experience, Qualifications, Attributes and Skills of Directors and Nominees	35
Board Structure and Lead Independent Director	36
Board's Role in the Risk Oversight Process	37
Director Training	38
Compensation of Directors	38
MANAGEMENT	40
Executive Officers	40
EXECUTIVE COMPENSATION	45
Compensation Discussion and Analysis	45
Executive Summary	45
Compensation Committee Report	56
Summary Compensation Table	56
Grants of Plan-Based Awards	57
Outstanding Equity Awards at Fiscal Year-End	58
Option Exercises and Stock Vested	59
Stock Option Plans	59
Pension Benefits	60
Potential Payments Upon Termination or Change in Control	60

COBIZ FINANCIAL INC.
PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

GENERAL

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CoBiz Financial Inc. (the "Board" or "Board of Directors"), a Colorado corporation (the "Company" or "CoBiz"), for use at the Annual Meeting of Shareholders of the Company to be held on May 15, 2014, at 8:00 a.m., M.D.T., at the Ritz-Carlton Hotel, Fall River Ballroom, 1881 Curtis Street, Denver, Colorado 80202, and at any adjournment or postponement of the Annual Meeting.

        This Proxy Statement and the accompanying form of proxy are first being transmitted or delivered to holders of the Company's common stock beginning on or about April 4, 2014, together with the Company's 2013 Annual Report to Shareholders.

        The Company's principal executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202.

VOTING

        Who Can Vote.    Only shareholders of record at the close of business on March 21, 2014 are entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. As of that date, there were 40,570,990 shares of common stock outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares as to which the shareholder instructs the proxy to abstain from voting on any matter or withholds authority to vote for a director will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting but as not voted for purposes of determining the election of directors. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), those shares will be treated in the same manner as abstentions.

        Quorum Requirement.    The Company's bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of shareholders, present in person or represented by proxy, will constitute a quorum.

        Information about Votes Necessary for Action to be Taken.    Directors are elected by plurality vote, which means the eleven nominees who receive the most votes will be elected (subject to the majority withheld voting policies described below under "Meetings of the Board and Committees—Governance and Nominating Committee"). The remaining matters to be considered at the meeting will be adopted if a majority of the votes are cast in favor. Abstentions will count as a vote against all matters other than the election of directors. Broker non-votes (assuming a quorum is present) will have no effect on the election of directors or on the remaining matters to be considered at the meeting.

        Internet availability of proxy materials.    We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 4, 2014, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

        If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

        Voting.    If your shares of our common stock are held by a broker, bank or other nominee (i.e., in "street name"), you should receive instructions from that person or entity that you must follow in order to have such shares voted. If you hold shares of our common stock in your own name and not through a broker or another nominee, you may vote such shares:

  •
  by using the toll-free telephone number listed on the notice,

  •
  by using the Internet website listed on the notice,

  •
  by following the instructions on the notice requesting paper copies of the proxy materials and then signing, dating and mailing the proxy card in the postage-paid envelope provided, or

  •
  by attending the Annual Meeting and voting in person.

        Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares of our common stock in accordance with your instructions. Executed but unmarked proxies will be voted:

  (i)
  FOR the election of the Board's nominees as directors;

  (ii)
  FOR the advisory (nonbinding) shareholder approval of executive compensation;

  (iii)
  FOR the ratification (nonbinding) of the appointment of CoBiz's independent registered public accounting firm;

  (iv)
  FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation;

  (v)
  FOR the proposal to amend the Company's Employee Stock Purchase Plan;

  (vi)
  FOR the proposal to amend and restate the Company's 2005 Equity Incentive Plan;

  (vii)
  AGAINST the shareholder proposal on the independence of the Chairman of the Board; and

  (viii)
  AGAINST the shareholder proposal on changing the articles of incorporation and bylaws to require majority voting in uncontested director elections.

        Vote by Telephone.    If you hold shares of our common stock in your own name and not through your broker or another nominee, you can vote such shares by telephone by dialing the toll-free telephone number printed on your notice card. Telephone voting is available 24 hours a day until 1:00 a.m., Central Time, on May 15, 2014. Easy-to-follow voice prompts allow you to vote your shares of our common stock and confirm that your instructions have been properly recorded.

        Vote by Internet.    If you hold shares of our common stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your notice card. Internet voting is available 24 hours a day until 1:00 a.m., Central Time, on May 15, 2014. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded.

        Vote by Mail.    You can vote by mail by following the instructions on the attached notice and requesting paper copies of the proxy materials and then signing, dating and returning the proxy card in the postage-paid envelope to be provided.

SOLICITATION AND REVOCABILITY OF PROXIES

        The Company will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services may solicit proxies telephonically, electronically or by other means of communication.

        A shareholder submitting the enclosed proxy may revoke it at any time before his or her vote is cast at the Annual Meeting by delivering to the Secretary of the Company a written notice of termination of the proxy's authority or of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in the manner directed by the shareholder granting such proxy. If no direction is made in the proxy, the shares represented by the proxy will be voted as recommended by the Board of Directors.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

1.  Election of Directors

        The business and affairs of the Company are managed under the direction of its Board of Directors. The Board has the authority under the Company's bylaws to set the number of directors. Effective October 27, 2011, the Board set the number of directors at eleven.

        Candidates for nomination to the Board are selected by the Governance and Nominating Committee, and recommended to the Board of Directors for approval, in accordance with the guidelines established by such Committee, taking into consideration the overall composition and diversity of the Board, the needs of the Board and the Company and areas of expertise that new Board members might be able to offer. Directors are elected by the shareholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting.

        Steven Bangert, Michael B. Burgamy, Morgan Gust, Evan Makovsky, Douglas L. Polson, Mary K. Rhinehart, Noel N. Rothman, Bruce H. Schroffel, Timothy J. Travis, Mary Beth Vitale and Mary M. White are incumbent directors whose terms will expire at the Annual Meeting. All of them are being nominated for reelection at the Annual Meeting. As a result, there will not be any vacancies on the Board after our shareholders meeting on May 15, 2014 (assuming that all nominated directors are elected at the Annual Meeting).

        The Board has determined that directors Burgamy, Gust, Polson, Rhinehart, Rothman, Schroffel, Travis, Vitale and White qualify as independent directors under the Nasdaq listing standards as currently in effect. Directors are encouraged but are not required to attend the Annual Meeting. Last year, all incumbent directors attended the Annual Meeting.

        Each of the eleven nominees standing for election has indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF THESE DIRECTORS.

        Information regarding director nominees is set forth below:

Nominees for Election as Directors

Name:	Steven Bangert
Age:	57
Director since:	September 1994
CoBiz board committee:	Executive Committee
Principal occupation and recent business experience:

Mr. Bangert has served as Chairman of the Board of Directors and Chief Executive Officer (CEO) of the Company since September 1994. From August 1992 to March 1999, Mr. Bangert served as President and a director of Western Capital Holdings, Inc. (Western Capital), formerly the bank holding company for River Valley Bank—Texas, located in McAllen, Texas. From March 1992 to July 1998, Mr. Bangert also served as Chairman of the Board of River Valley Bank—Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and CEO of River Valley Savings Bank—Illinois, a financial institution with locations in Chicago and Peoria, Illinois. From February 1994 to July 1998, Mr. Bangert served as a director and member of the Executive Committee of Lafayette American Bank. He holds a B.S. degree in business administration from the University of Nebraska—Lincoln.

Mr. Bangert has over thirty years of experience in the financial services industry, with many of those years in executive level and board leadership positions. The Company believes Mr. Bangert's qualifications to serve as a director include his financial services industry experience, his Merger and Acquisition (M&A) experience, his extensive board experience in the for-profit and not-for-profit world and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Michael B. Burgamy
Age:	68
Director since:	May 1998
CoBiz board committees:	Executive Committee, Audit Committee
Principal occupation and recent business experience:

From 1999 to April 2001, Mr. Burgamy served as the Chief Financial Officer of Colibri Holding Corporation, a manufacturer of pet products and garden supplies. In April 2001, Mr. Burgamy became a director of Colibri Holding Corporation. From 1991 to 1999, Mr. Burgamy served as the President of Perky-Pet Products Co., a manufacturer of pet products and supplies. From January 1976 to November 1994, he was President of CGS Distributing, Inc., a wholesale distributor of lawn and garden supplies. He holds a B.S. degree in engineering management from the United States Air Force Academy.

Mr. Burgamy has significant experience in the manufacturing and sales distribution chain for retail manufacturers. The Company focuses on commercial and industrial lending to businesses with similar characteristics and believes Mr. Burgamy's qualifications, in addition to his manufacturing experience, to serve as a director include his board experience in the financial services industry serving with another bank, his executive level retail industry experience, his M&A experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Morgan Gust
Age:	66
Director since:	January 2006
CoBiz board committees:	Lead Director, Executive Committee
Principal occupation and recent business experience:

Mr. Gust is the owner and operator of various entities engaged in agriculture and real estate. Prior to June, 2007, Mr. Gust served as the President of Giant Industries, Inc., a petroleum refining and marketing company listed on the New York Stock Exchange. Mr. Gust joined Giant Industries in August 1990, and over the years served in various senior management positions, including Executive Vice President, Vice President Administration, General Counsel, and Corporate Secretary. Mr. Gust holds a B.S. degree and a J.D. degree from the University of Arizona.

The Company is involved in lending to the oil and gas industry and has a wealth management firm that provides investors with products and services to meet their investment portfolio needs. The Company believes Mr. Gust's qualifications to serve as a director include his legal, financial and investing experience, his executive level petroleum industry experience, his M&A and public company experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	Mr. Gust serves on the Boards of the following registered investment companies:
• Flaherty & Crumrine Preferred Income Fund Incorporated (NYSE: PFD)
• Flaherty & Crumrine Preferred Income Opportunity Fund Incorporated (NYSE: PFO)
• Flaherty & Crumrine Dynamic Preferred and Income Fund Inc. (NYSE: DFP)
• Flaherty & Crumrine/Claymore Preferred Securities Income Fund Incorporated (NYSE: FFC)
Flaherty & Crumrine/Claymore Total Return Fund Incorporated (NYSE: FLC)

Name:	Evan Makovsky
Age:	69
Director since:	January 2003
CoBiz board committee:	Governance & Nominating
Principal occupation and recent business experience:	Mr. Makovsky is the co-founder of Shames-Makovsky Realty Company, which specializes in the sale and leasing of commercial, industrial and investment properties. In the mid-1980s, Shames-Makovsky Realty Company formed Shames-Makovsky Mortgage Company, which specializes in "gap" financing. He holds a B.S.B.A. degree in Business and an M.S.B.A. degree in Finance from the University of Denver.

The Company has a significant real estate portfolio in both the Colorado and Arizona markets. Mr. Makovsky's experience in the sale and leasing of commercial and industrial investment properties is valuable to the board. The Company believes Mr. Makovsky's qualifications to serve as a director include his executive level commercial real estate experience, his financing experience, his property management experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Douglas L. Polson
Age:	72
Director since:	August 2008
CoBiz board committee:	Audit Committee
Principal occupation and recent business experience:	Mr. Polson served as chairman of Pacific Energy Group LLC, a NYSE-registered company and an affiliate of the Anschutz Corporation, from 2001 until 2005. He previously served as Vice President, CFO and director of the Anschutz Corporation and Anschutz Company. Mr. Polson received his bachelor's degree from Utah State University and master's in business administration from Michigan State University.

Mr. Polson has extensive experience as a financial expert, having served as the Chief Financial Officer for the Anschutz Company for a number of years. The Company believes Mr. Polson's qualifications to serve as a director include his board experience in the energy, transportation and communication industries, his experience as the CFO of a large and complex privately held organization, his M&A experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Mary K. Rhinehart
Age:	55
Director since:	August 2008
CoBiz board committee:	Audit Committee (Chair)
Principal occupation and recent business experience:

Ms. Rhinehart is President and Chief Executive Officer of Johns Manville. Ms. Rhinehart joined Johns Manville, a leading manufacturer and marketer of premium-quality building and specialty products and a Berkshire Hathaway company, in 1979. During her career with Johns Manville, she has served in numerous leadership roles including CEO, CFO, Corporate Treasurer, Vice President of Human Resources and Vice President and General Manager of a business unit. She received her bachelor's degree in finance cum laude from the University of Colorado at Boulder and her master's in business administration from the University of Denver.

Ms. Rhinehart has extensive business knowledge and experience through her position as the CEO of a global company with 7,000 employees and manufacturing facilities in North America, Europe, and China. The Company believes Ms. Rhinehart's qualifications to serve as a director include her varied positions in the building and specialty products industry, her education and experience in multiple business disciplines—including her strong financial background and global M&A experience, her extensive board experience in the not-for-profit world and her years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Noel N. Rothman
Age:	84
Director since:	September 1994
CoBiz board committee:	Compensation Committee
Principal occupation and recent business experience:

Mr. Rothman is a private investor and has served as President of Namtor, Inc., a closely held business and financial services company in which he is a principal shareholder, since September 1985. Mr. Rothman attended Wayne State University.

The Company has a large base of high net worth and private banking clients. Mr. Rothman has extensive experience dealing with banks as a client utilizing these services. The Company believes Mr. Rothman's qualifications to serve as a director includes his financial and investing experience, his M&A experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Bruce H. Schroffel
Age:	63
Director since:	October 2011
CoBiz board committee:	Compensation Committee
Principal occupation and recent business experience:

Mr. Schroffel is a consultant to the healthcare industry and a community leader. From 2006 until 2013, Mr. Schroffel served as president and CEO of the University of Colorado Hospital. He has worked in healthcare administration for more than 30 years including leadership positions at Stony Brook University Hospital on Long Island, NY, and the Medical Center at the University of California, San Francisco. He received his bachelor's degree from the University of California, Berkeley, and master's degrees in science and public health from Columbia University.

The Company has a significant concentration of loans to medical practices and the physicians involved in those groups. Mr. Schroffel has experience interacting with these groups and physicians. The Company believes Mr. Schroffel's qualifications to serve as a director include his extensive executive level experience in the healthcare industry, his M&A experience and, his extensive board experience in the not-for-profit arena.

Other public company directorships held during the past five years:	None

Name:	Timothy J. Travis
Age:	69
Director since:	May 1998
CoBiz board committee:	Executive Committee, Governance & Nominating Committee
Principal occupation and recent business experience:	Since November 1981, Mr. Travis has been the President and CEO of Eaton Metal Products Company, a fully integrated engineering fabricator, with which he has been employed since 1963.

Many of the Company's customers are involved in manufacturing and fabrication. The Company believes Mr. Travis's qualifications to serve as a director include his financial and investing experience, his executive level manufacturing industry experience, his M&A experience, his extensive board experience in the not-for-profit world and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Mary Beth Vitale
Age:	60
Director since:	January 2005
CoBiz board committee:	Governance & Nominating Committee (Chair)
Principal occupation and recent business experience:

Ms. Vitale co-founded Pellera, a strategic communications and business development firm, in 2001. Previously, she had served as President, CEO and Chairman of the Board of WestwindMedia.com, President and Chief Operating Officer of RMI.NET, and President-Western States for AT&T. She received her bachelor's degree from Hillsdale College in Hillsdale, Michigan; a master's degree from the University of Colorado; and an advanced management degree from the Wharton School of the University of Pennsylvania. She was also a Commissioner on former Colorado Governor Bill Owens' Commission for Science and Technology. In addition, she is the Chairman and a member of the Board of Directors of the National Association of Corporate Directors (NACD) local chapter. Ms. Vitale has also been recognized as an NACD Board Leadership Fellow and SEC financial expert.

The Company has a very sophisticated approach to utilizing technology to meet the needs of its customers. In addition, the Company is publicly traded and understands the importance of strong corporate governance. The Company believes Ms. Vitale's qualifications to serve as a director include her varied positions in the technology and telecommunications industries, her experience and leadership in the corporate governance arena, her board experience in technology and medical technology companies and her years of experience as a director of the Company.

Other public company directorships held during the past five years:	Ms. Vitale has served on the Board of Zynex, Inc., a publicly-traded medical technology company, since 2008.

Name:	Mary M. White
Age:	62
Director since:	January 2005
CoBiz board committee:	Compensation Committee (Chair)
Principal occupation and recent business experience:

Ms. White has served as the CEO of Swedish Medical Center, Englewood, Colorado, since 1996; previously, she spent 15 years at Rose Medical Center in Denver where she went from an Administrative Resident to Senior Vice President. Ms. White is active in many community organizations, having served on the boards of the Colorado Neurological Institute, Colorado Personalized Education for Physicians, the American Heart Association and Doctors' Care. She is a past President of the Board of the Colorado Health & Hospital Association and is a past chair of the American Hospital Association's Metropolitan Hospital Governing Council. Ms. White received her bachelor's degree from Juniata College in Huntingdon, Pennsylvania, and a master's degree from the University of Pittsburgh.

The Company has a significant concentration of loans to medical practices and the physicians involved in those groups. Ms. White has experience interacting with these groups and physicians in her current role. The Company believes Ms. White's qualifications to serve as a director include her extensive managerial and executive level experience in the healthcare industry, her extensive board experience in the not-for-profit world and her years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

2.  Advisory (nonbinding) shareholder approval of executive compensation

        The Board of Directors has adopted a policy that provides Company shareholders the opportunity to vote on an advisory (nonbinding) resolution at each Annual Meeting to approve the compensation of the Company's executives named in the annual proxy statement, including the Compensation Discussion and Analysis and related disclosure contained in such proxy statement.

        This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

  "RESOLVED, that the shareholders of CoBiz Financial Inc. (the "Company") approve the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion contained in the Proxy Statement."

        Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

        Shareholders are encouraged to carefully review the "Compensation Discussion and Analysis" section of this proxy statement for a detailed discussion of the Company's executive compensation program.

        Our overall executive compensation policies and procedures are described in the "Compensation Discussion and Analysis" section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders, as described in the "Compensation Discussion and Analysis" section. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

        Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION
APPROVING THE COMPENSATION OF EXECUTIVES.

3.  Ratification (nonbinding) of Independent Registered Public Accounting Firm

        The Board of Directors has appointed Crowe Horwath LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014. Crowe Horwath LLP has no relationship with the Company other than that arising from its engagement as independent registered public accounting firm. See "Relationship with Independent Registered Public Accounting Firm" below. Representatives of Crowe Horwath LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

4.  Amendment of the Company's Amended and Restated Articles of Incorporation

        Our Amended and Restated Articles of Incorporation, as currently in effect, authorize the issuance of 50,000,000 shares of common stock, par value $0.01 per share. On March 20, 2014, the Board of Directors adopted a proposal to amend the Articles of Incorporation to increase the number of shares of common stock that we are authorized to issue to 100,000,000 shares, subject to stockholder approval at the 2014 Annual Meeting.

        Of the 50,000,000 currently authorized shares of common stock, approximately 43,377,673 shares have either been issued or are reserved for issuance. Shares reserved for issuance include approximately 2,991,779 shares reserved for issuance upon exercise of outstanding stock options, shares reserved for future issuance under our existing option plans and our Employee Stock Purchase Plan and shares reserved for issuance under a warrant agreement.

        Based upon these issued and reserved shares of common stock, we currently have approximately 6,622,327 shares of common stock remaining available for issuance in the future for other corporate purposes.

        Our Amended and Restated Articles of Incorporation, as currently in effect, also authorize for issuance 2,000,000 shares of preferred stock, par value $0.01 per share, of which 57,366 shares are currently outstanding. The proposed amendment to the Articles of Incorporation would not change the authorized number of shares of preferred stock. A copy of the proposed amendment to the Company's articles of incorporation is attached as Appendix A to this Proxy Statement.

Text of the Amendment

        We propose to amend Section 3.1(a) of the Amended and Restated Articles of Incorporation so that it would read in its entirety as follows:

  "Authorized Shares.

          (a)   The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred and two million (102,000,000) of which one hundred million (100,000,000) shall be common stock, par value $.01 per share, and two million (2,000,000) shall be preferred stock, par value $.01 per share."

Purpose of the Amendment

        The Board of Directors is recommending this increase in the authorized shares of common stock primarily to give us the flexibility to issue shares of common stock for future corporate needs. The Board of Directors would be able to issue these additional shares of common stock in its discretion from time to time, subject to any rules or listing requirements of the Nasdaq or of any other then applicable securities exchange and subject to any other applicable rules and regulations in the case of any particular issuance or reservation for issuance that might require the stockholders to approve such transaction. The newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, capital-raising transactions involving common stock, convertible securities or other equity securities, stock splits, stock dividends and current or future equity compensation plans (including the additional shares pursuant to the proposal on the 2005 Equity Incentive Plan). The Company is always monitoring its capital needs in order to ensure that it has sufficient capital to satisfy regulatory requirements and to finance its business operations. The Company is also regularly monitoring potential acquisition opportunities as a way to build shareholder value. The newly authorized shares would be available for such capital raising and acquisition purposes. In addition, the Company has a history of distributing authorized but unissued common shares to the shareholders as stock dividends and stock splits. If the Board elects to continue this practice, the availability of sufficient authorized but unissued common shares would be required. The Board believes that these additional shares will provide us with needed flexibility to issue shares in the future without the potential expense or delay incident to obtaining stockholder approval for any particular issuance.

Rights of Additional Authorized Shares

        Any additional authorized shares of common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Our stockholders do not have pre-emptive rights with respect to the common stock, nor do they have cumulative voting rights. Accordingly, should the Board of Directors issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of our then outstanding common stock could be reduced.

Potential Adverse Effects of Amendment

        Future issuances of common stock or securities convertible into common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. In addition, the availability or the issuance of additional shares of common stock could, under certain circumstances, discourage or make more difficult any efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, nor is this proposal being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any such actions that it deems to be consistent with its fiduciary duties.

 Effectiveness of Amendment

        If the proposed amendment is adopted, it will become effective upon the filing of articles of amendment to the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Colorado.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED
ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED
SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 100,000,000
SHARES.

5.  Proposal to amend the Company's Employee Stock Purchase Plan.

        On March 20, 2014, our Board of Directors approved an amendment to the CoBiz Financial Inc. Employee Stock Purchase Plan (the "Plan") and approved the submission of such amendment to our shareholders for approval. The proposed amendment, subject to shareholder approval, would increase the number of shares of common stock available for awards under the Plan from 900,000 to 1,100,000.

History of the Plan

        At the May 17, 2000 Annual Meeting, the shareholders approved the Colorado Business Bankshares, Inc. 2000 Employee Stock Purchase Plan adopted by the Board of Directors on January 19, 2000. The employee stock purchase plan was restated in its entirety effective January 1, 2006, to be known as the CoBiz Inc.Employee Stock Purchase Plan. At the May 21, 2009 Annual Meeting, the shareholders approved an increase in the number of shares authorized and renamed the Plan the "CoBiz Financial Inc. Employee Stock Purchase Plan" (the "ESPP").

        Originally, a total of 200,000 shares of our common stock were authorized for issuance under the Plan. That amount was subsequently adjusted to 450,000 as a result of transactions described in Section 11.01 of the Plan that were consummated by CoBiz after the adoption date and prior to January 1, 2006. On May 21, 2009, the number of shares authorized under the Plan was increased from 450,000 to 900,000. At December 31, 2013, 783,363 shares were issued under the Plan, and 116,637 shares remain available for future purchase under the Plan, or approximately 13% of total shares reserved. The remaining shares available for future purchase under the Plan are insufficient to meet our long-term incentive needs. The proposed Plan Amendment therefore provides for an additional 200,000 shares, for a total of 1,100,000 shares authorized for purchase under the Plan. The Company estimates that these additional shares will be sufficient for purchases under the Plan for the next 5 years.

        The Company believes its future success depends heavily on its ability to attract, motivate and retain the highest caliber employees. Equity is a key component of CoBiz's total compensation package and closely aligns employees' interests with those of the Company's shareholders. Our Board of Directors and the Compensation Committee of our Board of Directors believe that maintaining the Plan is in the best interests of the Company and our shareholders because it will permit us to attract and retain employees by providing them with appropriate equity incentives.

Summary of the Plan

        The following summary of the Plan is qualified in its entirety by the specific language of the Plan and the Plan Amendments, copies of which are attached to this Proxy Statement as Appendix B.

 Purpose

        The purpose of the Plan is to provide employees of the Company and employees of certain of its related companies with the opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of common stock, and, thus, develop a stronger incentive to work for the continued success of the Company.

Administration

        The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate.

Participants

        All full-time employees of the Company and its subsidiaries owning less than 5% of the outstanding stock of the Company will be eligible to participate in the Plan. As of February 28, 2014, the Company and all of its subsidiaries had approximately 530 employees who were eligible to participate.

Non-transferability

        The right to purchase common stock under the Plan may not be transferred, except under certain limited circumstances. In addition, shares of common stock purchased pursuant to the Plan will not be transferable, except under certain limited circumstances.

Amendment and Termination

        The Board of Directors may amend or discontinue the Plan at any time, provided, however, that no amendment or discontinuation of the Plan, shall, without shareholder approval, be made that: (i) absent such shareholder approval, would cause Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to become unavailable with respect to the Plan, (ii) require shareholder approval under any rules or regulations of the Financial Industry Regulatory Authority or of any securities exchange that are applicable to the Company, or (iii) permit the issuance of common stock before payment thereof in full.

        The Plan shall automatically terminate when all of the 1,100,000 shares that have been authorized to be sold under the Plan, have been sold.

Effective Date

        The Plan Amendment was approved by the Board of Directors on March 20, 2014 and must be approved by the shareholders of the Company within 12 months thereof.

Certain Federal Income Tax Consequences

        The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986 as amended (the "Code"). The Plan is not qualified under Code Section 401(a).

        Participants will not have any taxable income in connection with the acquisition of shares under the Plan at the time they are acquired. Participants will have taxable income at the time they subsequently dispose of the shares. With some limited exceptions, the term disposition means a sale, exchange, gift or transfer of legal title. Consequently, even a gift to a member of the participants family (other than by death, bequests, or inheritance) is treated as a disposition.

        When a participant disposes of the shares, they generally will have to report a combination of compensation income and capital gain or loss. Under current federal law, the amount of taxes owed on net capital gain income generally depends on two factors: a participant's individual tax bracket and the length of time they have held the shares.

        The length of time a participant holds shares before selling them determines the character of the gain or loss. If a participant disposes of shares within one year after acquisition of those shares, the difference between the fair market value of the shares on the date acquired and the price actually paid for the shares will be taxable as compensation income subject to the ordinary income rates in the year of disposition. The compensation income included in gross income will be added to the basis for those shares. Any difference between this new basis and the sale price of the shares will be treated as either short-term capital gain or loss, as the case may be.

        If a participant disposes of shares more than one year after the acquisition of those shares, the compensation portion of the gain, which is taxed as ordinary income, is the lesser of:

  •
  the actual gain on the sale; or

  •
  or the difference between the fair market value of the shares on the first business day of the purchase period during which the shares were purchased and the actual purchase price for the shares.

        The remaining portion of the gain, if any, is long-term capital gain subject to the capital gain tax rules discussed above.

        When a participant realizes compensation income for any of the reasons described above, the amount of that income plus the amount that the participant actually paid for the shares becomes the basis for those shares for the purpose of determining a capital gain or loss on a sale or exchange of the shares or for determining the tax basis of the shares of any transferee.

        Capital losses are deductible in full against capital gains. Additionally, a portion of capital losses in excess of capital gains are deductible against ordinary income. Capital losses may be carried forward to subsequent years if not currently deductible.

        The Company generally will not be entitled to any income tax deduction when shares are transferred to an employee under the Plan or when the employee later disposes of those shares. However, if a later disposition of the shares is made within one year after the shares are acquired, or within two years after the first day of the purchase period during which the shares are acquired, the Company will be entitled to an income tax deduction in the year of the disposition in an amount equal to the amount of compensation income recognized by the employee as a result of the disposition.

Vote Required

        Approval of this proposal requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the Annual Meeting. The number of such affirmative votes must be at least a majority of the required quorum for the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE AMENDMENT TO THE COBIZ FINANCIAL INC.
EMPLOYEE STOCK PURCHASE PLAN.

6.  Proposal to amend and restate the Company's 2005 Equity Incentive Plan.

        On March 20, 2014, our Board of Directors approved an amendment and restatement of the CoBiz Financial Inc. 2005 Equity Incentive Plan, or the "2005 Plan," and approved the submission of such amendment and restatement to our shareholders for approval. The amendment and restatement, or the "Amended and Restated 2005 Plan," subject to shareholder approval, would increase the number of shares of common stock available for awards under the 2005 Plan from 3,750,000 to 5,250,000 shares that could be issued under the 2005 Plan, eliminate the limit on the number of shares of restricted stock that could be issued and would prohibit cash payments in substitution for or upon cancellation of an option or stock appreciation right that has a price below fair market value of the Company's common stock.

History of the 2005 Plan

        At the May 19, 2005 Annual Meeting, the shareholders approved the CoBiz Inc. 2005 Equity Incentive Plan adopted by the Board of Directors on April 5, 2005. At the May 15, 2008 and May 20, 2010 Annual Meetings, the shareholders approved amendments to the 2005 Plan adopted by the Board of Directors that increased both the number of shares available and the limit on restricted stock awards.

        Currently, a total of 3,750,000 shares of our common stock are reserved for issuance upon exercise of awards granted under the 2005 Plan. As of March 7, 2014 awards to purchase 1,135,184 shares were outstanding, and 843,990 shares remain available for future awards under the 2005 Plan, or approximately 22% of total shares reserved. The remaining shares available for future awards under the 2005 Plan are insufficient to meet our long-term incentive needs. The proposed Amended and Restated 2005 Plan therefore provides for an additional 1,500,000 shares, for a total of 5,250,000 shares available for awards to be made under the 2005 Plan. In addition, the limitation on the number of shares that can be awarded in restricted stock will be eliminated and will be subject only to the Amended and Restated 2005 Plan limit of 5,250,000 shares. The use of restricted stock, in conjunction with stock options, provides an equity incentive to an employee that retains some value even in a period when the Company's stock price is declining. The Company estimates that these additional shares will be sufficient to make awards under the 2005 Plan for the next 3 to 4 years.

        The Company believes that its future success depends heavily on its ability to attract, motivate and retain the highest caliber employees. Equity is a key component of CoBiz's total compensation package and closely aligns key employees' interests with those of the Company's shareholders. Our Board of Directors and the Compensation Committee of our Board of Directors believe that adding 1,500,000 shares to the 2005 Plan and increasing the number of shares available for restricted stock grants is in the best interests of the Company and our shareholders because it will permit us to attract and retain key employees by providing them with appropriate equity incentives.

Summary of the Amended and Restated 2005 Plan

        The following summary of the Amended and Restated 2005 Plan is qualified in its entirety by the specific language of the Amended and Restated 2005 Plan, a copy of which is attached to this Proxy Statement as Appendix C. The Amended and Restated 2005 Plan provides for the grant, at the discretion of the Committee (defined below), of stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, and performance units.

        General.    The purpose of the Amended and Restated 2005 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company's success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, and performance units.

        Authorized Shares.    If the Amended and Restated 2005 Plan is approved by the shareholders, the number of shares authorized for issuance will be increased to 5,250,000 under the Amended and Restated 2005 Plan from 3,750,000 shares under the 2005 Plan.

        Certain Award Limits.    In addition to the limitation described above with respect to the total number of shares of common stock that will be authorized for issuance under the 2005 Plan, the 2005 Plan limits the number of shares that may be issued under certain types of awards. If the Amended and Restated 2005 Plan is approved by the shareholders, the limitation on the aggregate shares that may be issued pursuant to all restricted stock and restricted stock unit awards will be eliminated and will only be subject to the total number of shares authorized under the Amended and Restated 2005 Plan. To enable compensation in connection with certain types of awards to qualify as "performance-based" within the meaning of Section 162(m) of the Code, the Amended and Restated 2005 Plan establishes a limit on the maximum aggregate number of shares or dollar limit for which any such award may be granted to an employee in any fiscal year, as follows:

  •
  Stock options and stock appreciation rights: No more than the lesser of 250,000 shares or 2% of the number of shares of common stock then issued and outstanding.

  •
  Restricted stock and restricted stock unit awards having vesting schedules based upon the attainment of performance goals: No more than the lesser of 125,000 shares or 1% of the number of shares of common stock then issued and outstanding.

  •
  Performance share awards: No more than 12,500 shares for each full fiscal year contained in the performance period of the award.

  •
  Performance unit awards: No more than $250,000 for each full fiscal year contained in the performance period of the award.

        A participant may receive only one performance share or performance unit award with respect to any performance period.

        Share Accounting and Adjustments.    If any award granted under the Amended and Restated 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company at the participant's purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the Amended and Restated 2005 Plan. Shares will not be treated as having been issued under the Amended and Restated 2005 Plan and will therefore not reduce the number of shares available for grant to the extent an award is settled in cash or such shares are withheld or reacquired by the Company in satisfaction of a tax withholding obligation. The number of shares available under the Amended and Restated 2005 Plan will be reduced upon the exercise of a stock appreciation right only by the number of shares actually issued. If shares are tendered in payment of the exercise price of an option, the number of shares available under the Amended and Restated 2005 Plan will be reduced only by the net number of shares issued. Appropriate adjustments will be made to the number of shares authorized under the Amended and Restated 2005 Plan, to the numerical limits on certain types of awards described above, and to outstanding awards in the event of any change in the common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if the Company makes a distribution to shareholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of the common stock. In such circumstances, the Committee also has the discretion under the Amended and Restated 2005 Plan to adjust the terms of outstanding awards as it deems appropriate.

        Administration.    The Amended and Restated 2005 Plan generally will be administered by the Company's Compensation Committee or other committee of the Board of Directors or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the Amended and Restated 2005 Plan must be by a compensation committee comprised solely of two or more "outside directors" within the meaning of Section 162(m). (For purposes of this summary, the term "Committee" will refer to either such duly appointed committee or the Board of Directors). Subject to the provisions of the Amended and Restated 2005 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m), amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Amended and Restated 2005 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Amended and Restated 2005 Plan. All awards granted under the Amended and Restated 2005 Plan will be evidenced by a written agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee will interpret the Amended and Restated 2005 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Amended and Restated 2005 Plan or any award.

        Prohibition of Option and Stock Appreciation Rights Repricing.    The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our shareholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

        Eligibility.    Awards may be granted to employees, directors and consultants of the Company or any present or future subsidiary of the Company. In addition, awards may be granted to prospective service providers in connection with written employment offers, provided that no shares subject to any such award may vest, become exercisable or be issued prior to such person's commencement of service. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any subsidiary of the Company. As of the date of this Proxy Statement, the Committee has determined that all of the Company's approximately 530 employees were eligible to receive awards under the Amended and Restated 2005 Plan.

        Stock Options.    The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company (a "Ten Percent Shareholder") must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

        The Amended and Restated 2005 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent; by means of a broker-assisted cashless exercise; to the extent legally permitted, by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the

Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant's surrender of a portion of the option shares to the Company.

        Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the Amended and Restated 2005 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Shareholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant's termination of service, provided that if service terminates as a result of the participant's death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date.

        Incentive stock options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Committee in its discretion.

        Stock Appreciation Rights.    The Committee may grant stock appreciation rights. A stock appreciation right is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of common stock on the date of grant.

        Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. At the Committee's discretion, it may make payment of this stock price appreciation in cash or in shares of common stock whose fair market value on the exercise date equals the payment amount. The payment will be made in a lump sum. The maximum term of any stock appreciation right granted under the Amended and Restated 2005 Plan is ten years.

        Stock appreciation rights generally are nontransferable by the participant other than by will or by the laws of descent and distribution, and generally are exercisable during the participant's lifetime only by the participant. Other terms of stock appreciation rights generally are similar to the terms of comparable stock options.

        Restricted Stock Awards.    The Committee may grant restricted stock awards under the Amended and Restated 2005 Plan either in the form of a restricted stock purchase right, which gives a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant whose service with the Company terminates will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant's termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

        Restricted Stock Units.    The Committee may grant restricted stock units under the Amended and Restated 2005 Plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant's award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant's services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Committee, a participant whose service with the Company terminates will forfeit any restricted stock units which have not vested prior to the participant's termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends the Company pays.

        Performance Awards.    The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and $100 per unit. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

        Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on shareholder equity, return on capital, return on net assets, economic value added, market share and other earnings or performance targets established by the Committee. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

        Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that otherwise would be payable on the basis of the performance goals attained to a participant who is a "covered employee" within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant's individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company's common stock. Payment will be made in a lump sum unless the Award Agreement provides for a deferred payment, a lump sum or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

        Unless otherwise provided by the Committee, if a participant's service terminates due to the participant's death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant's service during the performance period. If a participant's service terminates prior to completion of the applicable performance period for any other reason, the Amended and Restated 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

        Change in Control.    Unless otherwise defined in a participant's award agreement, the Amended and Restated 2005 Plan provides that a "Change in Control" occurs upon (a) the acquisition by any person, entity or group (as defined in Section 13(d) of the Exchange Act) (other than (1) the Company and its subsidiaries, (2) any employee benefit plan of the Company or its subsidiaries, or (3) any person who is an officer, director or beneficial owner of 5% or more of the outstanding stock on the effective date of the plan), through one transaction or a series of transactions, of more than 50% of the combined voting power of the then outstanding voting securities of the Company; (b) the merger or consolidation of the Company as a result of which the persons who were shareholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; provided, however, that, for purposes of this clause (b), any shares of stock of or other equity interest in the merged or consolidated entity that are issued to or retained by a person who was a shareholder of the Company immediately prior to the transaction in respect of such person's ownership interest in a party to the transaction other than the Company shall not be deemed to be owned by such person immediately after the transaction (but shall be deemed to be outstanding); (c) the liquidation or dissolution of the Company (other than (1) a dissolution occurring upon a merger or consolidation thereof, (2) a liquidation of the Company into its subsidiary, or (3) a liquidation or dissolution that is incident to a reorganization); and (d) the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities.

        The Committee may provide (either at the time of a Change of Control or at the time that options or stock appreciation rights are granted) for the acceleration of vesting of any or all outstanding options and stock appreciation rights upon a Change of Control, upon such terms and to such extent as it determines.

        If a Change in Control occurs, the Amended and Restated 2005 Plan authorizes the Committee, in its discretion and without the consent of any participant, to settle each or any outstanding option or stock appreciation right for a payment to the participant with respect to each vested share subject to the award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share under the award. Upon such payment, the related option or stock appreciation right is cancelled. Alternatively, if a Change in Control occurs, the Committee may direct, without the consent of any participant, that the surviving, continuing, successor or purchasing entity or its parent either will assume all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. If any option or stock appreciation right is not to be settled, assumed or substituted for as described above, in connection with a Change of Control, the Committee, in its sole discretion, may give written notice to the participant establishing a date by which such option or stock appreciation right must be exercised (to the extent vested) prior to the consummation of the Change in Control. Any such option or stock appreciation right that is not exercised by the date specified in such notice shall terminate upon the consummation of the Change in Control.

        Finally, the Committee, in its discretion, may provide in the event of a Change in Control for the acceleration of vesting of any restricted stock award, restricted stock unit award, performance share and performance unit award held by a participant whose service with the Company has not terminated prior to the Change in Control to such extent as determined by the Committee.

        Termination or Amendment.    The Amended and Restated 2005 Plan will continue in effect until the first to occur of (i) its termination by the Committee, (ii) the date on which all shares available for issuance under the Amended and Restated 2005 Plan have been issued and all restrictions on such shares under the terms of the Amended and Restated 2005 Plan and the agreements evidencing awards granted under the Amended and Restated 2005 Plan have lapsed, or (iii) the tenth anniversary of the Amended and Restated 2005 Plan's effective date. The Committee may terminate or amend the Amended and Restated 2005 Plan at any time, provided that no amendment may be made without shareholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the Amended and Restated 2005 Plan, change the class of persons eligible to receive incentive stock options or would require shareholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule. See "Impact of Section 409A of the Code" in this section below for a discussion of the right of the Board to amend the Amended and Restated 2005 Plan without shareholder approval to comply with legislation.

        Fair Market Value.    For purposes of the Amended and Restated 2005 Plan, the fair market value of a share of Company common stock for any particular date is the closing price of a share as reported by Nasdaq (or any other exchange on which the stock is then traded) or if the stock is not traded on Nasdaq or another exchange or if the closing price is not reported by Nasdaq, the average of the high bid and low asked prices for the stock, as reported by Nasdaq or any other accepted source selected by the Committee or, if bid and asked prices are not reported by any source acceptable to the Committee, the fair market value will be determined by the Committee in good faith by any reasonable means. On March 7, 2014, the fair market value per share determined on this basis was $11.29, based on the closing price of a share as reported by Nasdaq.

Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

        Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

        The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

        Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon the exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

        Stock Appreciation Rights.    A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to the withholding of income and employment taxes. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

        Restricted Stock.    A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the "determination date." The "determination date" is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service (the "IRS") no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as a capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

        Performance and Restricted Stock Unit Awards.    A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under "Restricted Stock"). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the "determination date" (as defined above under "Restricted Stock" above), will be taxed as a capital gain or loss. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

        Company's Deduction.    The Amended and Restated 2005 Plan is designed to preserve the Company's ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Amended and Restated 2005 Plan. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the CEO or to any of the four other most highly compensated officers of a publicly held company.

        Impact of Section 409A of the Code.    Section 409A of the Code provides that amounts deferred under a "nonqualified deferred compensation plan" are included in income when deferred, or when the amount is no longer subject to a substantial risk of forfeiture, if later, unless the plan complies with certain requirements imposed under Code Section 409A, including requirements related to the timing of elections and distributions. If a plan fails to comply with the requirements of Code Section 409A, then all deferred amounts are included in the individual's taxable income, and the individual is subject to an additional tax equal to 20% plus interest at the IRS underpayment rate plus 1% from the time the amount first was deferred or no longer was subject to a substantial risk of forfeiture, if later, to the time the amount is included in income. Final regulations issued by the IRS provide exceptions from the application of Code Section 409A for certain equity-based arrangements, although other types of equity-based arrangements are considered nonqualified deferred compensation subject to Code Section 409A. Exceptions from the application of Code Section 409A include transfers of restricted stock, stock options granted at not less than fair market value (including nonstatutory stock options and incentive stock options), and stock appreciation rights granted at not less than fair market value. Other equity-based awards under the Amended and Restated 2005 Plan will be subject to the requirements of Code Section 409A.

 Summary

        We strongly believe the approval of the Amended and Restated 2005 Plan, which includes the increase in the number of authorized shares for issuance, including an increase in the number of restricted stock awards permitted, is essential to our continued success. Awards such as those provided under the Amended and Restated 2005 Plan provide an important incentive for participants and will help us to attract, retain and motivate qualified individuals to serve on behalf of our company.

Vote Required

        Approval of this proposal requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the Annual Meeting. The number of such affirmative votes must be at least a majority of the required quorum for the meeting.

Dilution, Burn Rate and Overhang

        We actively manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, expressed as a percentage of weighted average common shares outstanding and referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans and measures the potential dilutive effect of annual equity grants. Our burn rate for 2013 was 1.3%.

        An additional metric that we use to measure the cumulative impact of our equity program is overhang (number of shares subject to equity awards outstanding under our equity plans but not exercised or settled, plus number of shares available to be granted, divided by weighted average common shares outstanding plus available equity awards under our equity plans). Our overhang as of December 31, 2013 was 7.2%. If the Amended and Restated 2005 Plan is approved, our overhang as of that date would increase to 10.3% and then would be expected to decline over time.

        The following are the factors that were material to the evaluation of the Compensation Committee, with input from management, in determining acceptable and targeted levels of dilution: competitive data from relevant peer companies, the current and future accounting expense associated with the Company's equity award practices, and the influence of shareholder advisory firms like Institutional Shareholder Services ("ISS"). The Company's equity programs are revisited at least annually and assessed against these (and other) measures. We believe that the Company's burn rate and overhang (with or without the shares requested under the Amended and Restated 2005 Plan) are reasonable and reflect a prudent use of equity for compensation purposes.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE
AMENDMENT AND RESTATEMENT OF THE COBIZ FINANCIAL INC. 2005 EQUITY
INCENTIVE PLAN

7.  Shareholder proposal regarding the independence of the Chairman of the Board.

        Mr. Gerald R. Armstrong, whose address and telephone number are 621 Seventeenth Street, Suite 2000, Denver, Colorado 80293-2001, (303) 355-1199, and who is the beneficial owner of 3,937 shares of the Company's common stock, has informed the Company that he intends to present a proposal for consideration at the Annual Meeting. The proposal and supporting statement of Mr. Armstrong are set forth below. The Board of Directors opposes this proposal for the reasons described in the Board of Directors' Statement in Opposition.

 PROPOSAL OF MR. ARMSTRONG:

        That the shareholders of CoBiz Financial Inc. request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the Board of Directors to be an independent member of the Board of Directors.

        This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new "independent" chairman if the current chairman ceases to be independent during the time between Annual Meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.

STATEMENT

        This proposal's proponent is a long-term shareholder of CoBiz Financial Inc. and was responsible for its elimination of classified three-year terms for directors.

        In the last two Annual Meetings, he presented similar proposals which received significant support from shareholders.

        He is familiar with CoBiz Financial's problems which were originated under an administration where one person served as Chairman and President and was accountable only to himself. The current dividend remains significantly reduced and past dividend reductions have not been made up to shareholders.

        Only two directors serve on other corporate boards—one a start-up medical company and the other four interlocked investment companies. Of these five entities, corporate governance could be improved. The proponent believes that an "independent chairman" would have selected directors with greater qualifications to serve on its Board of Directors.

        An independent board chairman has been found in academic studies to improve financial performance. A 2007 Booz & Co. study found that in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent chairman (The Era of the Inclusive Leader. Booz Allen Hamilton Summer, 2007). A more recent study found that, worldwide, companies are routinely separating the positions of chairman and CEO: in 2009, less than 12 percent of incoming CEOs were also made chairman compared with 48% in 2002 (CEO Succession 2000-2009: A decade of Convergence and Compression, Booz & Co., Summer, 2010).

        Norges Bank Investment Management has stated in support of a similar proposal:

        "The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. "

        If you agree, please vote "FOR" this proposal.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION:

        The Board of Directors unanimously recommends a vote AGAINST this proposal. This is the third consecutive year Mr. Armstrong has presented this proposal. In the previous two years, more than 72% of the shareholders who voted were against this proposal. The Company does not have a formal policy with respect to whether the positions of Board Chairman and CEO should be separate or combined. This allows the Board to consider the specific needs and best leadership structure for the Company when the positions are open for consideration. The Spencer Stuart US Board Index 2013 (Spencer Stuart) reported that 55% of S&P 500 boards had a combined CEO and Chairman role. Furthermore, an additional 19% of S&P 500 boards were chaired by a former CEO or another current executive.

Implementing this proposal would restrict the Board's flexibility in selecting the best person to serve as Chairman.

        While the proponent believes this proposal would "improve financial performance," there is not a consensus that separating the roles of Chairman and CEO would positively impact shareholder value. According to the Report of the NACD Blue Ribbon Commission on Board Leadership, "companies identified as having both high governance scores (according to two leading governance rating agencies) and also positive financial performance (having double-digit shareholder returns) tended to combine the two roles." A recent study published in The Conference Board Governance Center indicated that separating the roles in a well-performing company reduces a company's stock price. The 2012-2013 NACD Public Company Governance Survey found that 55% of small cap companies utilize a combined Chairman and insider role (in nearly all cases the CEO). In addition, Spencer Stuart reported that 15 companies within the S&P 500 recombined to a single chairman/CEO role within the past year and only 4% of S&P 500 companies had a formal policy requiring the separation of the CEO and chair roles.

        Mr. Bangert has served as Chairman of the Board and CEO since 1994. As Chairman, he presides over the Board meetings and acts as the primary liaison between the Board and executive management. As CEO, Mr. Bangert oversees the execution of business strategies and day-to-day operations of the Company. As all Board members have a fiduciary responsibility to the Company and are equal participants in decisions, the Board does not believe that separating the roles would "strengthen the system of checks-and-balances with corporate structure" as stated in the proposal.

        The Board believes its governance practices mitigate any potential risks that may be perceived with the combined roles, including:

  •
  For the past eight years, the Board has appointed an independent Lead Director role to assure its ability to provide independent oversight of the Company's management.

  •
  The independent Lead Director approves the Board and committee meeting agendas in advance of all meetings.

  •
  All but one other Board member are independent directors.

  •
  Many of the directors are currently or have been senior executives of other companies.

  •
  Members of the Audit, Nominating subcommittee and Compensation Committees are all independent directors.

  •
  Board members regularly meet and interact with executive and senior members of management independently.

  •
  The Board utilizes independent consultants to review executive compensation and has aligned incentive compensation with corporate-wide performance goals that do not encourage unnecessary and excessive risks. The Audit Committee also receives advisement from outside legal counsel at each meeting.

  •
  The Board has executive sessions following each board meeting without the attendance of Mr. Bangert.

        The Board believes the combined position promotes both guidance and clarity of the Company's mission statement and unified leadership and direction for the Company. The Board believes this structure has been effective in governing the Company and that changes would impede the agility in which the Company has operated when strategic decisions are required.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"AGAINST" THE PROPOSAL.

8.  Shareholder proposal on changing the articles of incorporation and bylaws to require majority voting in uncontested director elections.

        Mr. Sidney K. Methner, whose address and email address are 3383F West 114th Circle, Westminster, CO 80031, sidm@centurylink.net and who is the beneficial owner of 1,500 shares of the Company's common stock, has informed the Company that he intends to present a proposal for consideration at the Annual Meeting. The proposal and supporting statement of Mr. Methner are set forth below. The Board of Directors opposes this proposal for the reasons described in the Board of Directors' Statement in Opposition.

PROPOSAL OF MR. METHNER:

        That the shareholders of CoBiz Financial Inc. request its Board of Directors initiate the appropriate process to amend its corporate governance documents (charter and bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at duly convened Annual Meetings of shareholders, with a plurality vote standard retained for contested director elections where the number of director nominees exceeds the number of board seats.

STATEMENT

        The proponent of this proposal believes that the Board of Directors of CoBiz Financial Inc. should establish a majority vote standard in director elections to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be elected.

        The standard is particularly well suited for the vast majority of director elections in which only board nominated candidates are on the ballot. Under the current system of plurality voting, a board of director's nominee can be elected with as little as a single affirmative vote, even when a substantial majority of votes cast are "withheld" from the nominee. The proponent believes that a majority vote standard in board elections establishes a challenging vote standard for nominees enhances the accountability of the board and improves the performance of boards and their directors.

        Over the past seven years, approximately 85% of the corporations in the S&P 500 Index have adopted a majority vote standard in their bylaws, articles of incorporation or charters.

        These corporations have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in response to strong shareholder demand for a meaningful role in director elections.

        While CoBiz Financial Inc. has claimed outstanding corporate governance practices to be in place, the fact is that it has omitted this significant practice that is in the best interest of its shareholders. Nearly all of its self-identified peer corporations have adopted this majority vote standard.

        Significant votes were withheld from four nominees in the 2013 Annual Meeting and our Board should look to the future when a majority vote may not be given to all nominees and have in place sound policies to recognize the will of the shareholders to elect directors with sufficient support while reserving for the Board the post-election role in determining the continued status of an unelected nominee.

        The proponent urges the Board to join the mainstream of U.S. corporations and establish a majority vote standard.

 BOARD OF DIRECTORS' STATEMENT IN OPPOSITION:

        After considering the proponent's proposal, the Board believes the proposal is not in the best interest of CoBiz or our shareholders for the following reasons:

  •
  The "majority voting standard" is already included in CoBiz's Corporate Governance Guidelines (the "Guidelines") in a manner that provides better protection for the interests of the shareholders and the Company;

  •
  The proposal could result in significant adverse consequences to the operations of the Company and could trigger significant "change of control" payments under employment and other contracts; and

  •
  Because of the manner in which a Board vacancy would be filled, the proposal does not provide shareholders with any enhanced control over the director election process.

        Corporate Governance Guidelines.    CoBiz already utilizes a majority voting standard for the election of directors which was implemented through an amendment to the Guidelines in 2010. The proponent's proposal would require us to seek shareholder approval to move the majority voting procedures from the Guidelines to our articles of incorporation and bylaws, which currently contain a plurality standard for elections. The manner in which the Guidelines have incorporated the majority voting standard was selected in order to preserve the ability of the Board to act in the best interest of CoBiz and our shareholders in determining what actions should be taken as a result of a negative vote for one or more directors under the majority voting standard. Under the Guidelines, a director that does not satisfy the majority voting threshold is required to tender his or her resignation from the Board. The Governance and Nominating Committee then considers the director's offer and recommends to the Board whether such offer should be accepted, rejected, or dealt with in another fashion in order to best protect the shareholders and the Company. The Board anticipates a resignation pursuant to the Guidelines would be accepted absent unusual or compelling circumstances. Even in the event of such circumstances, however, the proponent's proposal would be effective automatically without the ability to address any negative consequences. Such negative consequences could include all of the issues described below as well as other currently unforeseen issues which could be avoided by, for example, temporarily delaying the removal of one or more directors. Accordingly, we believe that the Guidelines address the proponent's concerns by ensuring that our shareholders continue to control director elections, while also preserving some flexibility for the Board to act in the best interest of CoBiz and our shareholders in implementing the shareholders' directions.

        Potential Adverse Consequences.    The proponent's proposal could result in significant adverse consequences to the operations of the Company. First, there is the possibility of an entire slate of directors failing to be elected with no substitute directors being elected by the shareholders. Second, there is also the possibility that an insufficient number of directors would be elected having the regulatory mandated qualifications to serve on the various Board committees. If this were to occur, the Company could face difficulty fulfilling its obligations under the law and our governing documents. Equally important, a director's failing to be elected could result in CoBiz not meeting certain of the Nasdaq listing requirements. For example, as a Nasdaq listed company, CoBiz must comply with requirements relating to the number of independent directors and mandating that some directors have specific qualifications. The Nominating Subcommittee and Board consider these requirements when selecting director nominees and in assigning committee responsibilities. The proponent's proposal could result in a failure to elect the mandated number of independent directors or directors with the requisite qualifications and therefore result in a violation of the applicable Nasdaq listing standards. Also, failure to elect specified percentages of directors could result in a "change of control" thus accelerating debt, canceling lines of credit provided in credit agreements, triggering changes in licenses or other corporate arrangements, and requiring significant severance payments under employment contracts. Attempts to resolve these issues could impede the primary objective of creating value for our shareholders. We believe that the majority voting standard established by the Guidelines, together with the plurality standard provided in our articles of incorporation, provide our shareholders with the best of both worlds, in that our director elections are subject to a majority voting standard that is implemented in a manner that enables our Board to manage potential adverse consequences.

        No Enhanced Involvement for Shareholders.    The Board believes the proponent's proposal would provide shareholders no enhanced control in the director election process. Generally, in the event of a failed election a board decides who will fill the resulting vacancy. In filling the vacancy, and again in accordance with accepted corporate governance standards, our shareholders would not have the benefit of voting on the replacement candidate until the next Annual Meeting. Shareholders would thus not have any additional assurance that the director selected to fill the vacancy would be more satisfactory than the non-elected director. In addition, majority voting presents a legal and practical concern about the applicability of the "holdover rule", which provides that directors are elected to serve until their resignation or their successors are elected. Therefore, even if the proposal is adopted, CoBiz may be unable to force a director who failed to receive a majority vote to leave the Board until his or her successor is elected. It is, however, certain that the Board would face significant distractions and costs in order to fill the vacancy.

        It should also be noted that the shareholders have a history of electing highly qualified directors by a substantial majority. The Nominating Subcommittee of the Governance and Nominating Committee, which is comprised entirely of independent directors, applies a rigorous set of criteria in identifying and recommending to the shareholders director nominees who it believes will best serve the interests of CoBiz and our shareholders. In addition, the Nominating Subcommittee has established procedures to consider and evaluate persons recommended by our shareholders. As a result of these practices, our directors typically receive well in excess of 85% of the votes cast. In fact, a Board nominee has never received less than a majority of votes cast by shareholders. In the event that a nominee did not obtain a majority of votes cast, we believe it is in the best interests of the shareholders to utilize the resignation procedures set forth in the Guidelines, which address the objectives of the proponent's proposal without increasing our exposure to the potential negative effects of a majority vote standard built into our articles of incorporation and bylaws. As such, the Board believes the adoption of the proponent's proposal is not in the best interests of CoBiz or our shareholders.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"AGAINST" THE PROPOSAL.

MEETINGS OF THE BOARD AND COMMITTEES

        The Board of Directors conducts its business through meetings of the Board and the following standing committees: Executive, Audit, Governance and Nominating and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees have the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. With the exception of the Executive Committee, each of the standing committees has adopted and operates under a written charter.

        The Company maintains an Internet website located at www.cobizfinancial.com on which, among other things, the Company makes available, free of charge, various reports that it files with or furnishes to the SEC, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. The public may read and copy any materials we file or furnish with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Company has also made available on its website its Corporate Governance Guidelines, its Excessive or Luxury Expenditures Policy and its Code of Conduct and Ethics, as well as the charters for its Audit Committee, Governance and Nominating Committee and Compensation Committee. To access these materials, visit the Company's website at www.cobizfinancial.com and select "Investor Relations," then select "Committee Charters," and then select the name of the document you wish to view. The content on any website referred to in this filing is not incorporated by reference into this filing unless expressly noted otherwise.

        The Board of Directors held five meetings during fiscal year 2013. Each incumbent director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

        The following table reflects the current membership of each Board committee:

Committee Membership
Name	Executive	Audit	Governance & Nominating	Compensation
Steven Bangert	X
Michael B. Burgamy	X	X
Morgan Gust	X		(1)
Evan Makovsky			X
Douglas L. Polson		X
Mary K. Rhinehart		Chair
Noel N. Rothman				X
Bruce H. Schroffel				X
Timothy J. Travis	X		X
Mary Beth Vitale			Chair
Mary M. White				Chair

(1)
Mr. Gust has tie-breaking authority as an ex-officio member.

Executive Committee

        The Executive Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, and meets as needed, usually in situations where it is not feasible to take action by the full Board of Directors. The Executive Committee did not meet in 2013.

Audit Committee

        The Audit Committee operates pursuant to a written charter adopted by the Company's Board of Directors. The Audit Committee responsibilities include, but are not limited to:

  •
  Oversee the accounting and financial reporting processes of the Company and the internal and external audit of the Company's financial statements;

  •
  Oversee the implementation of the system of internal control over financial reporting that management has established;

  •
  Appoint, compensate, retain and oversee the work of any independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and resolve any disagreement between management and the auditor regarding financial reporting;

  •
  Provide an avenue for communication between internal audit, the independent registered public accounting firm, financial management and the Board;

  •
  Provide regular reports to the Board concerning its activities;

  •
  Consider and preapprove any audit and non-audit services proposed to be provided by the independent registered public accounting firm;

  •
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

  •
  Review and approve related party transactions in accordance with SEC rules.

        The Audit Committee consists of three members, Mr. Burgamy, Mr. Polson, and Ms. Rhinehart, all of whom are independent under the Nasdaq listing standards currently in effect. The Board of Directors has designated Mr. Polson and Ms. Rhinehart each as an "audit committee financial expert" within the meaning of the applicable SEC rules. The Board of Directors has determined that the Audit Committee members do not have any relationship to the Company that may interfere with the exercise of independent judgment in carrying out their responsibilities. None of the Audit Committee members are current officers or employees of the Company or its affiliates. The Audit Committee held 12 meetings in 2013. At least quarterly, the Audit Committee met in private session with our independent registered public accounting firm and alone in executive sessions without members of management present. Annually, the Audit Committee has met privately with the Chief Financial Officer (CFO) and the Director of Internal Audit of the Company.

Governance and Nominating Committee

        The Governance and Nominating Committee (G&N Committee) operates pursuant to a written charter adopted by the Company's Board of Directors. The G&N Committee has the responsibility to:

  •
  In consultation with the independent Lead Director, identify individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting of shareholders;

  •
  Ensure that the Board is comprised of at least a majority of independent directors;

  •
  Develop and recommend to the Board qualifications for the selection of individuals to be considered as candidates for election to the Board;

  •
  Recommend to the Board director candidates for each committee for appointment by the Board;

  •
  Lead the Board in its annual review of the Board's size, overall composition, and performance;

  •
  Oversee the development and implementation of orientation and continuing education programs for directors;

  •
  Affirmatively determine whether each director and nominee is independent as defined under the Nasdaq listing standards;

  •
  Provide oversight of the Company's enterprise-wide risk structure; and

  •
  Lead the Company in shaping its corporate governance policies and practices and code of conduct and ethics and monitor compliance with those policies and practices.

        When evaluating whether an incumbent director should be nominated for reelection, the G&N Committee reviews the director's overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance. When searching for new director candidates, the Board canvasses its network of professional contacts to compile a list of potential candidates and may also engage a professional search firm if it deems appropriate. The G&N Committee then meets to discuss and consider each candidate's qualifications and selects by majority vote a nominee to recommend to the full Board. The G&N Committee will consider individuals recommended by a shareholder of the Company to serve on the Board. For a description of the procedures for nominating a candidate to the Board and the minimum qualifications for Board membership, please see "Shareholder Recommendations of Director Nominees" below.

        At any meeting of the shareholders at which nominees for director are subject to an uncontested election (that is, the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election) (a "Majority Withheld Vote"), promptly shall offer to submit his or her resignation from the Board following certification of the shareholder vote. The G&N Committee shall consider the director's offer and recommend to the Board the action to be taken with respect to same, which can range from accepting the director's offer; to maintaining the director but addressing what the G&N Committee believes were the underlying causes of the "withheld" votes; to resolving that the director will not be renominated in the future for election; or to rejecting the director's offer.

        The G&N Committee has created a subcommittee for purposes of handling all matters related to the nomination of directors. Each member of such subcommittee must meet the independence requirements of the Nasdaq listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. The director nomination subcommittee of the G&N Committee currently consists of Ms. Vitale and Mr. Travis, each of whom is independent under the Nasdaq listing standards currently in effect. Mr. Makovsky also serves on the G&N Committee, but does not serve on the director nomination subcommittee or have any role in the director nomination function of the G&N Committee. Mr. Gust is an ex-officio member of the G&N Committee and director nomination subcommittee and is eligible to vote in the event a tie-breaking vote is necessary.

        The G&N Committee held five meetings in 2013.

Compensation Committee

        The Compensation Committee operates pursuant to a written charter adopted by the Company's Board of Directors. The Compensation Committee assists the Board in the discharge of its responsibilities relating to compensation of the executives and other key employees of the Company, and in connection with administering the Company's employee benefit plans. The Compensation Committee responsibilities include, but are not limited to:

  •
  Review and approve the Company's executive compensation philosophy;

  •
  Review market data to assess the Company's competitive position for the components of executive compensation (base-salary, annual incentives and long-term incentives);

  •
  Periodically recommend to the Board a policy regarding non-employee director compensation;

  •
  Administer the Company's bonus, stock-based and other incentive plans;

  •
  Evaluate the performance of the CEO and other key executives and recommend appropriate compensation levels;

  •
  Establish and periodically review a succession plan for the CEO;

  •
  Review with management the Compensation Discussion & Analysis (or "CD&A") and Compensation Committee Report to be included in the Company's proxy statement and recommend to the Board that the CD&A be included in the proxy statement; and

  •
  Evaluate whether the risks arising from the Company's compensation policies would be reasonably likely to have a material adverse effect on the Company.

        The Compensation Committee is comprised of Ms. White and Messrs. Rothman and Schroffel, each of whom is not an employee of the Company, is independent under the Nasdaq listing standards currently in effect and is an "outside director" within the meaning of Section 162(m) of the Code.

        The Compensation Committee held four meetings in 2013. During several meetings, the Compensation Committee held an executive session without members of management present.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was at any time during 2013, or at any other time, an officer or employee of the Company or any of its subsidiaries. Furthermore, no executive officer of the Company served on the Compensation Committee (or other Board committee performing equivalent functions) or as a director of any other entity that had an executive officer who served as a director or on the Compensation Committee of the Company.

Experience, Qualifications, Attributes and Skills of Directors and Nominees

        In considering each director and director nominee and the composition of the Board as a whole, the G&N Committee searches for candidates that promote diversity of views, experiences, characteristics, attributes and skills, including diversity in gender and ethnic background, that the G&N Committee believes enables a director to make a significant contribution to the Board and its oversight of the Company. These experiences, characteristics, attributes and skills include management experience, independence, financial expertise, education, community involvement and diversity in gender and ethnic background. The G&N Committee may also consider other experiences, characteristics, attributes and skills, as it deems appropriate, given the needs of the Board and the Company.

        The G&N Committee believes that directors who possess these experiences, characteristics, attributes and skills are better able to provide oversight of management and our long-term and strategic objectives. On an annual basis, the G&N Committee reviews the nominees selected to serve as directors and considers the diverse backgrounds, education, experiences, and skills of the nominees. While there is no formal diversity policy, the G&N Committee also considers in this review, its desire for diversity in gender, race, age, geography and background when recommending committee memberships and nominees. In addition, the G&N Committee conducts an annual self-assessment of the Board's effectiveness that includes consideration of the appropriate mix of the board members. The following table sets forth the experience, qualifications, attributes and skills of each director nominee that led the Board to conclude that such persons should serve as directors. The Board also considered the specific experience described in each nominee's biographical information, as disclosed above.

Attribute	Directors with Attribute
Management Experience
Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	Steven Bangert Michael B. Burgamy Morgan Gust Evan Makovsky Douglas L. Polson Mary K. Rhinehart	Noel N. Rothman Bruce H. Schroffel Timothy J. Travis Mary Beth Vitale Mary M. White
Independence
Satisfies the independence requirements of the Nasdaq listing standards and SEC regulations.	Michael B. Burgamy Morgan Gust Douglas L. Polson Mary K. Rhinehart Noel N. Rothman	Bruce H. Schroffel Timothy J. Travis Mary Beth Vitale Mary M. White
Financial Expertise
Possesses the knowledge and experience to be qualified as an "audit committee financial expert" as that term is defined by SEC regulations.	Morgan Gust Douglas L. Polson Mary K. Rhinehart	Mary Beth Vitale Mary M. White
Education
Possesses an advanced educational degree.	Morgan Gust Evan Makovsky Douglas L. Polson Mary K. Rhinehart	Bruce H. Schroffel Mary Beth Vitale Mary M. White
Community Involvement
Is actively involved in the communities in which we operate and will promote a positive image of the Company.	Steven Bangert Michael B. Burgamy Morgan Gust Evan Makovsky Douglas L. Polson Mary K. Rhinehart	Noel N. Rothman Bruce H. Schroffel Timothy J. Travis Mary Beth Vitale Mary M. White
Diversity
Contributes to the board in a way that enhances perspectives through diversity in gender, ethnic background, etc.	Mary K. Rhinehart Mary Beth Vitale Mary M. White

Board Structure and Lead Independent Director

        Mr. Bangert serves as the Chairman of the Board, in addition to his duties as CEO of the Company. He is currently the only director who is also an employee of the Company. The Board has determined that the current structure of the combined Chairmanship and CEO position is in the best interest of the Company. The Board believes that the experience of Mr. Bangert is invaluable to the leadership and the direction of the Company as provided by the Board. The combined position promotes both guidance and clarity of the Company's mission statement. The Board believes that the potential appearance of a conflict of interest that may arise when the positions are combined has been mitigated by steps taken by the Board. Specifically, the Board has elected a lead independent director as discussed below, conducts executive sessions without the presence of management, utilizes the services of independent consultants to review executive compensation and has aligned incentive compensation with corporate-wide performance goals that do not encourage unnecessary and excessive risks. Further, the Board has demonstrated their commitment and ability to provide independent oversight of management. A majority of the members of the board are independent, and 100% of the members of the Audit, Compensation, and Nominating subcommittee of the G&N Committee are independent.

        Mr. Gust currently serves as the lead independent director of the Board of Directors. He was elected to such position by the independent members (excluding Messrs. Bangert and Makovsky) of the Board of Directors at the May 2013 meeting of the Board of Directors. The lead independent director position will continue to be reviewed annually. The responsibilities of the lead independent director are as follows:

  •
  Coordinating the activities of the independent directors;

  •
  Advise the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

  •
  Advise the Chairman as to the quality, quantity, and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties and may specifically request the inclusion of certain material;

  •
  Recommend to the Chairman the retention of consultants who report directly to the Board;

  •
  Interview, along with the Chair of the G&N Committee, all Board candidates and make recommendations to the Nominating Committee of the Board;

  •
  Assist the Board and Company officers in assuring compliance with and implementation of the Company's governance guidelines;

  •
  Coordinate and develop the agenda for and moderate executive sessions of the Board's independent directors and act as principal liaison between the independent directors and the Chairman on sensitive issues;

  •
  Evaluates, along with the Compensation Committee and the Board, the CEOs performance and meets with the CEO to discuss the Board's evaluation;

  •
  Recommends to the Chairman the membership of the various Board committees, as well as the selection of the committee chairs;

  •
  Approves meeting agendas and schedules for the Board in advance of the meetings; and

  •
  Is an ex-officio member of Nominating subcommittee of the G&N Committee to review director nominations and is eligible to vote in the event a tie-breaking vote is necessary.

Board's Role in the Risk Oversight Process

        The Board's role in risk oversight is to oversee and monitor the Company's risk management processes and to ensure that management has the skills and resources in place to address areas of risk within the organization. To facilitate that goal, the Company has implemented an enterprise-wide risk analysis and oversight program. This program is designed to: (a) identify the various risks faced by the organization, including credit risk, market risk (including liquidity risk) and operating risk (including technology, operational, compliance and fiduciary risk); (b) identify appropriate mitigation measures for such risks, including assigning responsibility for managing those risks to individual executives within the management team; and (c) align these management assignments with appropriate Board—level oversight.

        Responsibility for the oversight of the program itself has been delegated to the G&N Committee. Under the program, a risk matrix has been developed and the organization's most prominent risks have been identified, responsibility for such risks has been assigned to appropriate executives, and assignments have been aligned for appropriate Board oversight. Responsibility for managing these risks includes strategies related to both mitigation (acceptance and management) and transfer (insurance). The G&N Committee reviews and updates the matrix annually or as necessary if there are significant changes to products, services or risks. Such reviews are performed with input from individuals tasked with risk oversight, including our Chief Operations Officer, Chief Credit Officer, Internal Audit Director, Treasurer, Chief Information Officer and Compliance Manager. After input is received from these officers, the G&N Committee submits the risk matrix to the full Board for review.

        The Board also regularly reviews the organizational structure of the Board, its committees and the management structure of the Company to ensure that risk oversight is appropriately addressed. The Board or a Board committee also meets in executive sessions without management, including executive sessions with our independent registered public accountants, to discuss items that include risk. The Board meets regularly with our Chief Operations Officer and other members of management to review the risk profile of the Company and risks related to the introduction of new and/or changed products.

        As part of its oversight of the Company's executive compensation program, the Compensation Committee and the Company's management team are responsible for evaluating the risks presented by the Company's compensation programs and confirming that such programs: (i) do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on the Company; (ii) do not encourage the management team to take unnecessary and excessive risks that threaten the value of the Company; and (iii) do not encourage the manipulation of reported earnings of the Company.

Director Training

        We are committed to the continuing education of the Board. The Company provides an orientation program for new directors and a continuing education program for all members of the Board. These programs include presentations from senior management on the Company's strategic plans, significant financial, accounting and risk management issues, compliance programs, and management structure, as well as presentations from external experts on economic and industry topics. The Company also provides ongoing funding for director training provided outside of the Company.

Compensation of Directors

        Each director who is not an employee, but serves in the roles described below, receives the following:

  •
  $12,000 annual retainer fee for Board service

  •
  $10,000 annual retainer for Audit Committee chair

  •
  $5,000 annual retainer for Audit Committee members (excluding chair)

  •
  $5,000 annual retainer for Compensation Committee chair

  •
  $5,000 annual retainer for G&N Committee chair

  •
  $12,500 annual retainer for Lead Independent Director

  •
  $1,000 for each Board or Committee meeting they attend, with the exception of Audit Committee, whose members receive $1,250 for each meeting they attend

  •
  $250 for any telephonic meeting of one-half hour or less and full time meeting fees for telephonic meetings which exceed one-half hour.

        In addition, during 2013 each incumbent director who was not an employee of the Company received options to purchase 1,000 shares of common stock for $9.56 per share, which represented 110% of the closing market price of the stock on the date of grant. Furthermore, any director who is not an employee of the Company who also served on the Board of Directors of our subsidiary CoBiz Bank (the "Bank") received a fee of $1,000 for each meeting of the Bank's Board they attended. Directors of the Company who are employees do not receive additional compensation for their services as directors or committee members.

        No director received perquisites or personal benefits in excess of $10,000 during 2013.

        The following table shows the compensation of the members of our Board of Directors during fiscal year 2013.

Name(1)	Fees earned or paid in cash ($)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)
Michael B. Burgamy	$38,750	$1,826	$3,000	$43,576
Morgan Gust	$29,500	$1,826	$—	$31,326
Evan Makovsky	$22,000	$1,826	$—	$23,826
Douglas L. Polson	$37,000	$1,826	$—	$38,826
Mary K. Rhinehart	$43,250	$1,826	$2,335	$47,411
Noel N. Rothman	$21,000	$1,826	$—	$22,826
Bruce H. Schroffel	$20,000	$1,826	$—	$21,826
Timothy J. Travis	$22,000	$1,826	$1,965	$25,791
Mary Beth Vitale	$30,000	$1,826	$5,250	$37,076
Mary M. White	$26,000	$1,826	$—	$27,826

(1)
Steven Bangert, our CEO, is not included in this table because he is an employee of CoBiz and thus received no additional compensation for his service as director. The compensation he received as an employee is shown in the Summary Compensation Table.

(2)
The amounts in this column are calculated based on Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC 718), and represent the grant date fair value of the award. The fair value of stock option awards is estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2013 Annual Report and Form 10-K. The grant date fair value per each director option award granted in 2013 was $1.83 per option based on 110% of the closing price per share of CoBiz common stock of $8.69 on May 15, 2013.

The directors held options at December 31, 2013, as follows:

Name	Aggregate number of option awards outstanding at December 31, 2013
Michael B. Burgamy	12,500
Morgan Gust	5,000
Evan Makovsky	14,082
Douglas L. Polson	5,734
Mary K. Rhinehart	5,734
Noel N. Rothman	9,185
Bruce Schroffel	2,600
Timothy J. Travis	9,185
Mary Beth Vitale	11,000
Mary M. White	8,000
(3)
All other compensation represents fees paid for service on the Bank's Board of Directors and the cost of Company provided physicals up to $3,000 annually.

MANAGEMENT

Executive Officers

        Information regarding executive officers of the Company is set forth below. Biographical information for Mr. Bangert is set forth above under "Election of Directors."

Name:	Lyne B. Andrich
Age:	47
Officer since:	May 1997
Principal occupation and recent business experience:

Ms. Andrich has served as Executive Vice President and CFO of the Company since May 2003. Ms. Andrich served as Controller of the Company from May 1997 until May 2003. From November 1995 to May 1997, Ms. Andrich was a regional reporting manager for Key Bank of the Rocky Mountains. From June 1989 to November 1995, Ms. Andrich held several positions with Bank One, Colorado, including Assistant Controller, Financial Reporting Manager and internal auditor. She holds a B.S. degree in accounting from the University of Florida and is a Certified Public Accountant.

Other public company directorships held during the past five years:	None

Name:	Richard J. Dalton
Age:	57
Officer since:	January 1997
Principal occupation and recent business experience:

Mr. Dalton has served as the Executive Vice President and Chief Operations Officer (COO) of the Company since May 2009. From May 2003 to May 2009, Mr. Dalton served as the President of the Company. From January 1997 to May 2003, Mr. Dalton served as Executive Vice President and CFO of the Company. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital. From August 1992 to June 1996, Mr. Dalton served as the President and CEO of River Valley Bank—Texas. He holds a B.S. degree in business administration from Colorado State University—Pueblo and an M.B.A. from the University of Colorado.

Other public company directorships held during the past five years:	None

Name:	Troy R. Dumlao
Age:	41
Officer since:	May 2002
Principal occupation and recent business experience:

Mr. Dumlao has served as the Senior Vice President and Chief Accounting Officer of the Company since October 2007. Mr. Dumlao served as Controller of the Company from May 2003 to October 2007 and as Assistant Controller from May 2002 to May 2003. Mr. Dumlao previously held various financial management positions in both corporate and public accounting, with companies such as Qwest Communications, Atlas Air Worldwide Holdings and Deloitte & Touche LLP. He holds a B.S.B.A degree in accounting from Colorado State University—Pueblo and an M.B.A. in corporate financial management from the University of Colorado. Mr. Dumlao is also a Certified Public Accountant.

Other public company directorships held during the past five years:	None

Name:	Sue Hermann
Age:	47
Officer since:	June 2000
Principal occupation and recent business experience:

Ms. Hermann has served as Senior Vice President and Director of Communications of the Company since July 2007. She joined the company in June 2000. From October 1999-June 2000, she served as Director of Communications for the Denver Metro Chamber of Commerce. She previously held positions with The Reynolds and Reynolds Company, the Downtown Dayton Partnership and Boatmen's Bancshares. She holds a B.J. degree in magazine journalism from the University of Missouri—Columbia and an M.E. in educational leadership from Wright State University.

Other public company directorships held during the past five years:	None

Name:	Christopher Huss
Age:	45
Officer since:	June 2003
Principal occupation and recent business experience:

Mr. Huss has served as Capital Markets Director and Treasurer of the Company since January 2005. He served as Vice President of the Company from June 2003-January 2005. Mr. Huss previously served as Senior Vice President for Remount Capital, LLC and Hawthorne Colorado, Inc. and held various positions at River Valley Savings Bank. He holds a B.S.B.A. degree in finance from the University of Denver and an M.B.A. degree in corporate strategy from the University of Michigan. Mr. Huss is also a Chartered Financial Analyst.

Other public company directorships held during the past five years:	None

Name:	Jonathan C. Lorenz
Age:	62
Officer since:	March 1995
Principal occupation and recent business experience:

Mr. Lorenz has served as the Chairman of the Bank Board of Directors since January 2014. Prior to that time, he served as CEO of the Company's banking franchise composed of Colorado Business Bank and Arizona Business Bank from 1995 until the end of 2013. From June 1993 to March 1995, Mr. Lorenz pursued various business investment opportunities, including the formation of First Western Growth Fund, a small business investment company. Mr. Lorenz was employed by Colorado National Bank (CNB) in various capacities from September 1976 to June 1993. His last position with CNB was Senior Vice President and Manager of Corporate Banking. He holds a B.A. degree in political science and an M.B.A. from the University of Colorado.

Other public company directorships held during the past five years:	None

Name:	Robert B. Ostertag
Age:	53
Officer since:	January 1996
Principal occupation and recent business experience:

Mr. Ostertag has served as Executive Vice President and Chief Credit Officer of the Bank since May 2003. From June 2001 to May 2003, he held the position of Senior Vice President and Senior Credit Officer. Prior to June 2001, Mr. Ostertag was the Senior Vice President and Commercial Lending Manager of the downtown bank. Before joining the Company, Mr. Ostertag worked for Bank One, Denver for twelve years as Vice President and Commercial Relationship Manager, and last served as Vice President and Business Banking Group Manager for the northern half of the Denver-Metro area. Mr. Ostertag graduated with a double major in Finance and General Business from Colorado State University, Fort Collins, Colorado, and is a graduate of the Graduate School of Banking, University of Wisconsin-Madison.

Other public company directorships held during the past five years:	None

Name:	Scott E. Page
Age:	55
Officer since:	July 2009
Principal occupation and recent business experience:

Mr. Page has served as CEO of the Bank since January of 2014 and Director of Wealth Management since 2012. Previously he served as Colorado Market President of the Bank from 2009 until the end of 2013. Prior to joining the Company, he was Executive Vice President and Director of Community Banking for Vectra Bank Colorado, and Senior Vice President of US Bank's large commercial banking and financial institutions group. Mr. Page holds a B.S. and an M.B.A. from University of New Mexico, and is a graduate of the University of Colorado School of Banking.

Other public company directorships held during the past five years:	None

Name:	David Pass
Age:	45
Officer since:	April 2002
Principal occupation and recent business experience:

Mr. Pass has served as Executive Vice President and Chief Information Officer of the Company since 2002. From January 1997-April 2002, Mr. Pass served as Senior Vice President and Technical Services Manager for Southwest Bank of Texas (now Amegy Bank). From August 1992-January 1997, Mr. Pass held several management positions with Universal Computer Systems, Texas, including Telecommunications, Network and Data Center operations. He holds a B.S. degree in Finance from the University of Northern Colorado and numerous technical certifications.

Other public company directorships held during the past five years:	None

EXECUTIVE COMPENSATION

        This section describes the Company's compensation philosophy, policies and programs and the compensation paid during 2013 to the Company's principal executive officer (i.e., our CEO), principal financial officer (i.e., our CFO) and the three other executive officers of the Company having the highest total compensation for executive officers. We refer to these five individuals, identified in the following table, throughout the proxy statement as the "Named Executive Officers" or "NEOs."

NEO	Officer Title
Steven Bangert	Chairman of the Board and Chief Executive Officer of CoBiz Financial Inc.
Jonathan C. Lorenz	Executive Vice President and Chairman of CoBiz Bank
Lyne B. Andrich	Executive Vice President and Chief Financial Officer
Richard J. Dalton	Executive Vice President and Chief Operations Officer
Scott Page	Chief Executive Officer of CoBiz Bank and Director of Wealth Management

Compensation Discussion and Analysis

Executive Summary

        The Compensation Committee of the Board is responsible for establishing and overseeing our executive compensation policies and practices. The Compensation Committee has taken the following actions related to NEO compensation for 2013:

  •
  Base salaries were not increased, but were maintained at the same level for four of the five NEOs. Mr. Page both received a 3% salary increase commensurate with his additional responsibilities;

  •
  Continued the annual incentive plan that focuses on performance based incentives, with the following changes that were implemented in 2012:

  •
  Increased the minimum Return on Assets (ROA) hurdle required to qualify for the Company portion of the incentive from 0.25% to 0.50%.

  •
  Changed one of the performance metrics from "stock price growth" to "total rate of return". Total rate of return includes both stock price growth and dividends and is more aligned with the total return to shareholders.

  •
  Considered the results of the 2013 say-on-pay vote on executive compensation from the May 16, 2013 Annual Meeting. Over 96% of shareholders who voted approved the compensation of the NEOs. The Committee believes the results of the vote indicate strong support of the Company's NEO compensation structure.

        Measures taken by the Compensation Committee to strengthen governance of our compensation practices include:

  •
  In 2013, increased the minimum stock ownership for the CEO to a multiple of four times base salary (the minimum ownership level is currently $2,090,000) and all other NEOs to a multiple of two times annual base salary;

  •
  In 2013, increased the minimum stock ownership for directors to three times the annual board retainer (the minimum ownership level is currently $36,000);

  •
  Beginning in 2010, implementation of a company-wide incentive plan that balances cash compensation and incorporates restricted stock with future service requirements as a significant component of the incentive payment;

  •
  Implementation of a policy that employment agreements entered into after 2009 will not include a tax gross-up provision upon a change in control;

  •
  Implementation of a policy that employment agreements executed after 2009 require double-triggers upon a change in control;

  •
  Adoption of a policy to include an annual say-on-pay proposal in the annual proxy statement since 2009;

  •
  Ongoing review of all of the Company's incentive plans and compensation structures, with consultation from legal counsel and independent consultants;

  •
  Adoption of a luxury expenditures policy; and

  •
  The Compensation Committee has not reset the strike price of any options granted even though outstanding awards have been significantly "out-of-the-money" in recent years.

Compensation Philosophy

        The general compensation philosophy of the Company is to provide executive compensation that allows the Company to recruit, retain and motivate a highly qualified management team that formulates and implements the Company's business strategies that ultimately lead to enhancing long-term shareholder value. To achieve this objective, the Company's compensation plan includes a combination of base salary and annual cash incentive compensation to reward short-term performance, and the grant of time-vested restricted stock and options to encourage retention and long-term performance.

        The financial performance of CoBiz improved during 2013. Noted below are some of the significant financial performance measures and operational results for 2013:

  •
  Diluted earnings per common share increased 20% to $0.66 in 2013 from $0.55 in 2012;

  •
  The loan portfolio increased 8% in 2013, the second consecutive year the loan portfolio has increased;

  •
  Growth in the loan portfolio, particularly in the small business lending category, qualified the Company for the lowest dividend rate (1%) through the end of 2015 on its preferred stock issued pursuant to the Small Business Lending Fund program;

  •
  Significantly reduced the ratio of nonperforming loans to total loans to 0.67% at the end of 2013, from 1.02% in 2012, 1.66% in 2011 and 2.60% in 2010;

  •
  Redeemed $21.0 million of 9.0% subordinated notes payable to improve profitability;

  •
  Announced the opening plans to enter two new markets in Colorado and the formation of a private banking division; and

  •
  The Company's bank received a 2013 Greenwich Excellence Award for outstanding service in the middle market banking segment in the West region for the third consecutive year and a 2013 Treasury Management Excellence Award for the second consecutive year.

        The section titled "Components of our 2013 Compensation Program" noted below describes in more detail how the Company's executive officers were compensated for their performance in 2013. Additional information on the Company's business results can be found in the Company's 2013 Annual Report under the Management's Discussion and Analysis section.

Independent Consultant and Peer Group Analysis

        Annually, the Compensation Committee reviews the total compensation structure for the CEO and other NEOs. The Compensation Committee has the authority to retain outside consultants or advisors to assist in their analysis. In 2013, the Compensation Committee engaged Pearl Meyer & Partners (Pearl Meyer) to assist in reviewing the pay for performance of the Company's CEO. This evaluation indicated a proper alignment between CEO compensation and the performance of the Company. Pearl Meyer reported to the Compensation Committee. The fees paid to Pearl Meyer for all services did not exceed $120,000 individually.

        Annually, the Compensation Committee considers the market competitiveness of NEO compensation. As part of this consideration, the Compensation Committee reviews a group of peer companies who have somewhat similar attributes of size, product offerings and geographical location to obtain a general understanding of current compensation practices. In 2013, the Compensation Committee considered the following ten publicly traded, regional banks with assets between $2-11 billion:

  •
  Guaranty Bancorp, First Financial Bankshares, Inc., Columbia Banking Systems, Inc., Heritage Commerce Corp, PacWest Bancorp, Western Alliance Bancorporation, Glacier Bancorp, Texas Capital Bancshares, Inc., CVB Financial Corp. and, First Interstate BancSystem, Inc.

        The Compensation Committee considered the differences, as well as similarities, in business models of these specific peers in its evaluation of the appropriateness and adequacy of the Company's compensation structure for its top executive officers. The Compensation Committee also reviewed data reported by SNL Securities as set forth below.

        The information reviewed by the Compensation Committee included reported average compensation levels for various executive positions. The Compensation Committee does not benchmark executive compensation at a certain level or percentile based on the data. The data is only one of the components considered when setting executive compensation. Other factors include, but are not necessarily limited to, level of responsibility, results of regulatory examinations, individual performance, operating unit performance, overall Company performance and achievement of specific goals.

Components of our 2013 Compensation Program

        2013 compensation for the NEOs was allocated between base salary, annual incentive compensation and longer-term awards as follows:

	Short-term performance awards:		Long-term performance awards:
Name	Base salary(1)	Annual incentive(1)	Equity- based(2)	Total
Steven Bangert	50%	23%	27%	100%
Jonathan C. Lorenz	54%	26%	20%	100%
Lyne B. Andrich	54%	26%	20%	100%
Richard J. Dalton	59%	23%	18%	100%
Scott Page	52%	23%	25%	100%

(1)
Base salary and annual incentive percentages are based on the amounts disclosed in the "Summary Compensation Table" for NEOs.

(2)
The long-term equity-based percentages are calculated utilizing amounts disclosed in the "Grants of Plan-Based Awards" table under the "Grant date fair value of stock and option awards" column.

        Pay-for-Performance.    The Company maintains a strong pay-for-performance philosophy that is managed through a combination of base salary, short-term incentives and long-term incentives. The annual incentive plan for NEOs has a significant portion that is weighted to Company performance, including the total rate of return on the Company's stock. The following chart shows the connection between the CEOs Realized Pay, Realizable Pay and the Company's Total Shareholder Return (annual total rate of return as measured by stock price growth and dividends, TSR):

  Realized Pay.    Realized Pay includes base salary, bonus, non-equity incentive plan compensation and all other compensation reported in the "Summary Compensation Table", but excludes the change in pension value. It also includes the value realized on exercise of option awards and the value realized on vesting of restricted stock awards reported in the "Option Exercises and Stock Vested" table. The Company excludes the change in pension value (SERP) as it was a benefit that was deferred into the future and the plan was terminated in 2012.

  Realizable Pay.    Realizable Pay equals Realized Pay and a) the value of vested in-the-money options at year end and b) the value of unvested restricted stock awards at the end of the year.

        The Company believes that Realized Pay is a more accurate reflection of the earnings of the CEO actually received during the year, which can often differ significantly from the amount reported in the "Summary Compensation Table" (SCT). Noted below is a table that compares the Realized Pay of the CEO to the amounts reported in the SCT:

Year	SCT	Realized Pay	Realized Pay vs SCT	Realized Pay as a % of SCT
2009	$661,083	$570,406	$(90,677)	86%
2010	$1,023,002	$571,073	$(451,929)	56%
2011	$1,160,413	$776,238	$(384,175)	67%
2012	$1,071,092	$800,379	$(270,713)	75%
2013	$1,107,488	$1,255,685	$148,197	113%

        Base Salary.    The Company believes that competitive base salaries are necessary to attract and retain high performing executive officers. Generally, base salary is revised and adjusted once each year near the beginning of the year. The CEO conducts annual performance reviews for all NEOs, excluding himself. The performance reviews take into account individual performance, experience, unique contributions to the Company and the Company's need for certain types of expertise. The Compensation Committee considers its members' and the CEO's evaluation of both Company and individual performance, the CEO's salary recommendations and competitive market data in determining appropriate base salary.

        With respect to the base salary of the Company's CEO, all of the members of the Compensation Committee discuss the CEO's and the Company's performance at one or more Compensation Committee meetings and then advise the CEO of the results of this review. As with all the NEO's, this performance review of the CEO is generally based on both objective and subjective criteria, with a subjective analysis of all matters considered relevant by the Compensation Committee being the determining factor in ultimately fixing base salary. The CEO is not present during the voting or deliberation process on his compensation.

        Objectively, the Compensation Committee looks at the performance of the Company with particular emphasis on performance compared to budget for earnings. The Compensation Committee also considers, among other things, loan performance, loan and deposit growth, efficiency ratio, regulatory ratings and earnings from the fee based businesses (i.e., all of our businesses other than the Bank). Of these criteria, none has a specific performance objective for which a set base salary increase has been mandated.

        In its subjective analysis the Compensation Committee considers the accomplishment of strategic objectives such as growth and loan performance, reputation of the Company and the CEO, integrity and honesty, interaction of the CEO with employees and the Board, development of management, the availability of funds and all other matters which any member of the Compensation Committee wants to consider or discuss regarding their perception of the performance of the CEO.

        The NEOs' base salaries for 2013 were reviewed by the Compensation Committee at the beginning of 2013. The Compensation Committee determined that, with the exception of Mr. Page due to additional responsibilities, no increase in the base salary would be awarded for 2013. With the exception of salary increases for Ms. Andrich and Mr. Page during 2012 and 2013, the Compensation Committee has kept base salaries at the same level since 2008 for the other three NEOs.

        Annual Incentive Compensation Plan.    The Company's annual incentive plan is an important component of the Company's total compensation program for executive officers and other employees. The Company's philosophy is that incentive pay should generally constitute a meaningful component of total direct compensation. Annual incentive pay should award both short-term performance and also provide a longer term component. Annual cash bonus is intended to reward short-term performance and to be competitive with the marketplace. The long-term component of compensation includes time-vested restricted stock that vests over three years. The longer-term component is intended as a retention tool and also to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company. Through equity grants, the long-range interests of management and employees are aligned with those of shareholders, as the employees accumulate meaningful stakes in the Company.

        The incentive compensation plan provides for (i) a portion of total bonus to be calculated objectively on the financial performance of the Company in relation to the financial performance of a peer group of companies and (ii) a portion of total bonus to be paid more subjectively based on an analysis of the individual employee's performance. The maximum amount which may be earned by an employee is established as a percentage of an individual employee's base salary. The total bonus earned by an employee is paid partially in cash to award short-term performance and partially in restricted stock, granted in the subsequent year, which is subject to future vesting requirements to encourage retention and longer-term Company performance. For the NEOs, no portion of the Company performance component is payable unless the Company achieves a minimum level of profitability for the year, as measured by ROA.

        The Compensation Committee discussed and reviewed the financial metrics that were used to calculate the Company portion of the awards and determined that the metrics would not cause executive management to take unnecessary and excessive risks that could threaten the value of the Company and would not encourage the manipulation of reported earnings. The selected financial metrics emphasize long-term sustainable growth and not short term results. The Compensation Committee also agreed that these financial metrics will incentivize the right behavior by the NEOs.

        The range of potential incentive awards and the weighting of individual versus Company performance in calculating those awards for the NEOs are set forth below:

Name	Bonus (% of Base Salary)	Range of Cash Award (% of Bonus)	Range of Long-Term Stock Award (% of Bonus)	% of Overall Award Based on Individual Performance(1)	% of Overall Award Based on Company Performance(2)(3)
Steven Bangert	0 - 150%	0 - 40%	0 - 60%	60%	40%
Jonathan C. Lorenz	0 - 125%	0 - 50%	0 - 50%	60%	40%
Lyne B. Andrich	0 - 125%	0 - 50%	0 - 50%	60%	40%
Richard J. Dalton	0 - 100%	0 - 50%	0 - 50%	60%	40%
Scott Page	0 - 100%	0 - 50%	0 - 50%	25%	75%

(1)
Individual performance awards are discretionary based on individual and team accomplishments, recent and expected financial trends, market trends and other qualitative considerations determined by the appropriate supervisor and the Compensation Committee.

(2)
Company performance for Messrs. Bangert, Lorenz, and Dalton and Ms. Andrich is determined based on how actual results compare to certain performance measures of the Company. Those measures and the reason the Compensation Committee believes they are important are:

a.
Core Earnings per Share Growth—This metric measures improvement in the Company's earnings and rewards the NEOs for continued earnings growth and not just achieving minimum or positive earnings;

b.
Noninterest Income/Operating Revenue—This metric reflects the Company's commitment to providing a broad range of financial service products to its customers, while also providing a diversified revenue stream that is not directly impacted by changes in interest rates;

c.
Return on Average Tangible Equity—This metric maintains a focus on overall profitability and the Company's use of shareholder investments; and

d.
Total Rate of Return (stock price growth plus dividends)—This metric measures shareholder return from improvement in the common equity value and dividends. This measure reflects the combined impact of the Company's strategic decisions and overall profitability.

At the end of the fiscal year, each of these financial metrics is compared against the same metrics of other banking and financial services organizations in the Western and Southwestern region with assets of $1 billion to $10 billion, as reported by SNL Securities. The percentage of the Company performance portion of the award that is earned is based on a sliding scale depending on the quartile achieved by the Company with respect to each of the relevant performance metrics as noted below:

Quartile Achieved	Bonus % Earned
1st	25%
2nd	15%
3rd	5%
4th	0%

  There is a further sliding scale adjustment to the Company performance portion of the award based on the profitability of the Company, as measured by ROA, as follows:

Return on Assets	Bonus % Earned
1.00% and above	100%
0.51% to 0.99%	Linear relationship
0.50% and below	0%

  The following quantitative performance measures and the associated earned bonus percentages for 2013 were as follows:

Metric	Quartile Achieved	Bonus % Earned
Core EPS Growth	2nd	15%
Noninterest Income / Operating Revenue	1st	25%
Return on Average Tangible Equity	2nd	15%
Stock Price Growth	2nd	15%

Peer Quartile Performance %		70%
Return on assets multiple		100%

2013 Company performance award		70%

(3)
Company performance for Mr. Page is determined based on how actual results compare to certain performance measures of the Bank and the Wealth Management segments. Specific measures representing 55% of Mr. Page's incentive compensation potential include loan growth, deposit growth, profitability, asset quality and assets under management growth. The other 20% of Mr. Page's incentive compensation is tied to the Company's ROA. Mr. Page earned 86% of his bonus potential that was based on Company performance.

        The individual performance awards of our NEOs for 2013 reflect the financial performance of the Company and the attainment of certain goals. The Compensation Committee believes that the CEO and the other NEOs performed well in managing the Company and its strategic goals and worked hard and diligently for the Company's and Shareholders' best interests. In 2013, the Compensation Committee awarded the NEOs an individual performance incentive payment for the following factors (which include the Board approved 2013 strategic initiatives, among others):

  •
  Success in setting the Company's dividend rate on its Small Business Lending Fund preferred stock at the lowest possible rate;

  •
  The positive loan growth in 2013;

  •
  The reduction in the classified assets to capital ratio to below the strategic goal of 25%;

  •
  The increase in fee-based operating margins to a level above the strategic goal of 15%;

  •
  The increase in recurring revenue from referral sources to a level above the strategic goal of $1.25 million;

  •
  The results of the Company's regulatory examination conducted and communicated in the fourth quarter of 2013; and

  •
  The start-up of two new bank locations within the Colorado market.

        The award percentages, based on 2013 individual and Company performance, for the NEOs was as follows:

Name	% of Overall Award Based on Individual Performance	% of Overall Award Based on Company Performance	Total
Steven Bangert	64%	36%	100%
Jonathan C. Lorenz	64%	36%	100%
Lyne B. Andrich	64%	36%	100%
Richard J. Dalton	64%	36%	100%
Scott Page	27%	73%	100%

        The Compensation Committee may at any time amend or rescind the incentive compensation plan or modify or amend its goals. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

Retirement and Other Benefits

        Supplemental Executive Retirement Plan.    In 2004, the Compensation Committee, with the assistance of an independent compensation consultant, determined that SERP benefits were customary and appropriate for the NEO positions and were necessary to retain top talent in the Company. All of the NEOs, with the exception of Mr. Page, have historically participated in the SERP. The present value of accumulated benefits under the SERP for each of the NEOs is set forth in the section titled "Pension Benefits" below.

        In 2012, the Compensation Committee conducted a review of the SERP as part of its ongoing assessment of overall compensation. The Compensation Committee determined that the SERP was no longer aligned with the Company's objectives. The SERP was initiated at a time when the NEOs did not have a structured incentive bonus plan in place, which is no longer the case. In addition, the Committee decided that the SERP does not promote a direct link between executive compensation and the performance of the Company. Finally, SERP benefits when combined with potential incentive plan payments exceed the overall compensation levels desired by the Compensation Committee. Due to these factors, the Compensation Committee terminated the SERP in 2012 and no additional benefits will accrue to the NEOs. With the termination of the plan, the benefits previously accrued will be distributed to the participants in accordance with the plan provisions, IRS Code Section 409A and the Pension Benefit Guaranty Corporation requirements.

        Split-Dollar Endorsed Life Insurance.    Initially associated with the SERP benefit was a death benefit for participating NEO's designated beneficiaries. Beneficiaries designated by an executive are entitled to a split-dollar share of the death proceeds from life insurance policies on such executive, which vary depending on the executive's employment status with the Company at the time of death, and eligibility to receive SERP payments.

        Defined Contribution Plan.    The Company maintains a 401(k) retirement savings plan available to all eligible employees, including the NEOs. Under the plan, the Company typically matches a portion of employee contributions. For 2013, employee contributions were matched up to a maximum of 4.5% of compensation subject in the case of the named executives to certain limitations in the Code. At December 31, 2013, all employer contributions made on behalf of the NEOS were 100% vested in accordance with the vesting schedule of the plan.

        Employment Agreements.    An additional component of the executive relationship with the Company intended to attract and retain key executive officers is an employment agreement. In addition to being market competitive, a comprehensive employment agreement supports a long-term commitment to each other between the Company and the executive, as well as a long-term perspective in the executive's leadership of the Company. It also provides the Company with valuable non-solicitation restrictions on the executive should his or her employment terminate. For the CEO, as well as other NEOs, a change in control benefit supports retention of key executives during potential merger and acquisition discussions and permits such discussions to take place with limited distraction arising from personal concerns.

        Employee Stock Purchase Plan (ESPP).    The ESPP is a form of equity-based compensation that is available to all employees of the Company who own less than 5% of the Company's outstanding common stock. Under the ESPP, employees may elect, prior to the beginning of each calendar quarter, to purchase shares of the Company's common stock through payroll deduction at a price equal to 90% of the market price of the stock at the end of the calendar quarter. The ESPP provides an attractive vehicle for employees to acquire the Company's stock, which further aligns their financial interests with those of other shareholders.

        Perquisites and Other Benefits.    Perquisites and other benefits represent a small part of the Company's overall compensation package, and are offered only after consideration of business need. The Company believes that perquisites are generally a part of executive officers' market-competitive total compensation packages. We annually review the perquisites and other personal benefits that we provide to executive management. The primary perquisites are the use of a Company auto or auto allowance, club memberships, parking, and reimbursement for certain spousal travel.

Tax Considerations

        It has been and continues to be the Company's intent that compensation payments generally be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest.

        Section 162(m).    Under Section 162(m) of the Code, we cannot deduct annual compensation in excess of $1,000,000 paid to our named executives unless the compensation was performance-based. Although the majority of the compensation paid during 2013 was deductible, some components of the Company's compensation programs may result in payments from time to time that are subject to the restriction on deductibility. The Compensation Committee believes that it may be appropriate from time to time to exceed limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders consistent with the Company's executive compensation philosophy and objectives. In view of all of the circumstances, the Compensation Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee, however, reserves the authority to continue to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by the Company to satisfy requirements for deductibility under Section 162(m) will in fact do so.

        Section 409A.    Section 409A of the Code generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty.

Stock Ownership Guidelines

        The Compensation Committee established new stock ownership guidelines for executive officers and directors in 2013 to better align their decisions with creating shareholder value. Under these guidelines, the stock ownership guidelines are based on a multiple of base salary for the NEOs and a multiple of the annual retainer fee for the directors, as follows:

Position	Baseline	Minimum Ownership (as a multiple of the baseline)
Chief Executive Officer	Base salary	4x
Other Named Executive Officers	Base salary	2x
Nonemployee directors	Annual retainer	3x

        A new CEO would have three years from the date of his or her engagement to attain this level of ownership. All other NEOs and nonemployee directors shall each beneficially own shares of Company common stock as noted in the above table within three years of commencement of the plan or the date on which such officer is initially named by the Company as an NEO or such director is appointed to the Board (whichever date is later). Unvested restricted stock and shares that have been pledged as collateral for any type of loan will not be included for purposes of determining the amount of stock beneficially owned under these stock ownership guidelines. As of March 7, 2014, all NEOs and directors owned common stock in excess of the minimum level described above.

        The Company also has an Insider Trading Policy that prohibits employees from holding CoBiz stock in a margin account or pledging CoBiz stock as collateral for a loan unless they have adequate financial resources to prevent a forced sale. Under the amended Insider Trading Policy enacted in 2013, any new pledges of CoBiz stock must be approved by the Company prior to the proposed execution of documents evidencing the proposed pledge. The Company reserves the right to reject any requests for pledges to the extent that such request would cause the overall level of pledged CoBiz securities to be in excess of the Pledge Cap. For purposes of this policy, the Pledge Cap shall be equal to five percent of the total number of outstanding shares of CoBiz common stock until January 1, 2014, at which time it shall be reduced by one-half of a percent (.5%) on such date and on each subsequent anniversary of such date until it reaches two and one-half percent (2 1/2%) of the total number of outstanding shares of CoBiz common stock, at which time it remains at 2 1/2%. Employees are also prohibited from any short sales of CoBiz stock and from engaging in option trading or hedging transactions on CoBiz stock.

Recoupment of Annual Incentives

        In the event that the financial results of the Company are restated as a result of fraud or misconduct, the Company would require, in compliance with the Sarbanes-Oxley Act of 2002, as amended, our CEO and our CFO to reimburse the Company for certain incentive- or equity-based compensation and any profits from the sale of securities of the Company received during the 12-month period following the date of the financial statements that were subject to restatement were issued. The Compensation Committee is also considering the Dodd-Frank requirement for a clawback that is subject to final regulation and expects to make additional changes to the Company's policy on clawbacks once the guidance is issued.

Role of Executive Officers in Determining Executive Compensation

        The Compensation Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Compensation Committee has the authority to determine, reviews the performance and approves all compensation and awards, to the CEO and other NEOs. The CEO assists in such review as described above. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant or generated by other sources, and the Compensation Committee may review the general elements of such compensation. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Excessive Risk

        The Compensation Committee has reviewed all compensation programs relating to the NEOs in order to confirm that such programs: (1) do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company; and (2) do not encourage the manipulation of reported earnings of the Company.

        2013 Compensation Program.    The Compensation Committee has discussed its compensation programs for its NEOs with the Company's risk managers and has concluded that the Company's 2013 compensation policies and practices for its NEOs do not encourage unnecessary and excessive risk-taking and do not encourage the manipulation of reported earnings for the following reasons:

  •
  Base salaries were not increased for the majority of the NEOs;

  •
  Incentive compensation awards were based on an established plan that includes the following features:

  •
  the individual performance component of the plan is highly discretionary and allows the Compensation Committee to adjust or even eliminate the individual performance portion of the plan if it believes that excessive risks have been or are being taken;

  •
  with respect to the Company performance portion of the plan, the Compensation Committee established financial performance measurements that are not based on highly leveraged incentives that drive risky short-term behavior, but instead are based on the Company's Core Earnings per Share Growth, Noninterest Income divided by Operating Revenue, Return on Average Tangible Equity, Total Rate of Return and Return on Assets, which the Compensation Committee believes will focus NEOs on the long-term creation of quality earnings;

  •
  The vesting elements of any equity awards under the plan align the interests of the NEOs with the long-term health of the Company, the quality of earnings and the interests of shareholders;

  •
  The mix of cash and equity awards under the plan provide an appropriate balance between short-term and long-term risk and reward decisions; and

  •
  The incentive awards are capped based on predetermined levels.

  •
  The CEO and CFO are subject to a clawback under the Sarbanes-Oxley Act of 2002, as amended, as described in "Recoupment of Annual Incentives" above; and

  •
  All of the NEOs own a significant amount of Company common stock, which the Compensation Committee believes will discourage unnecessary and excessive risk-taking and help align their interests with those of our shareholders.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.

        Based on the foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2013.

Submitted by the Compensation Committee of the Board:

  Mary White, Chair
  Noel N. Rothman
  Bruce H. Schroffel

Summary Compensation Table

        The following table provides compensation information for the year ended December 31, 2013 for the NEOs. The "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement includes information regarding the material terms of plans and agreements pursuant to which certain items set forth below are paid.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value ($)(4)	All other compensation ($)(5)	Total ($)
Steven Bangert	2013	$522,500	$—	$281,429	$—	$244,530	$—	$59,029	$1,107,488
Chairman and CEO	2012	$522,500	$—	$307,546	$—	$185,592	$—	$55,454	$1,071,092
	2011	$522,500	$—	$—	$—	$203,775	$384,175	$49,963	$1,160,413
Jonathan C. Lorenz	2013	$380,000	$—	$142,143	$—	$185,250	$—	$63,878	$771,271
Executive Vice President &	2012	$380,000	$—	$223,673	$391	$140,600	$—	$60,887	$805,551
CEO of the Bank	2011	$380,000	$—	$—	$391	$148,200	$258,248	$53,605	$840,444
Lyne B. Andrich	2013	$300,000	$—	$112,213	$316	$146,250	$—	$30,361	$589,140
Executive Vice President	2012	$293,750	$—	$164,131	$—	$111,000	$—	$26,430	$595,311
and CFO	2011	$275,000	$—	$—	$—	$108,750	$346,175	$23,604	$753,529
Richard J. Dalton	2013	$275,000	$—	$82,292	$316	$107,250	$—	$42,768	$507,627
Executive Vice President	2012	$275,000	$—	$164,131	$—	$81,400	$—	$37,319	$557,850
and COO	2011	$275,000	$—	$—	$—	$108,750	$178,446	$39,360	$601,556
Scott Page(6)	2013	$297,500	$—	$138,851	$—	$132,500	$—	$27,675	$596,526
Executive Vice President	2012	$283,125	$—	$199,050	$—	$135,200	$—	$28,706	$646,081
and Market President

(1)
The amounts in this column are calculated based on ASC 718 and represent the grant date fair value of time-vested restricted stock. Fair value is calculated by multiplying the number of shares subject to the award by the Nasdaq closing price per share on the date the award was granted.

(2)
The amounts in this column are calculated based on ASC 718 and represent the grant date fair value of the award. The fair value of stock option awards is estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2013 Annual Report and Form 10-K.

(3)
The amounts in this column relate to cash awards earned and accrued under the Annual Incentive Compensation Plan. That plan and these awards are discussed in the Compensation Discussion and Analysis section of this proxy statement.

(4)
On March 22, 2012 the Company terminated the SERP. The prior year amounts shown reflect the aggregate change in the actuarial present value of the NEO's accumulated benefits under the Company's SERP. Additional information regarding the SERP is included under the heading "Pension Benefits—Supplemental Executive Retirement Plan".

(5)
The following table shows the components of "All other compensation" reported in the Summary Compensation Table above. The cost of each item noted is the actual incremental cost of providing such perquisite or benefit, with the exception of the company provided auto. The cost of the company provided auto was calculated based on the Annual Lease Value Tables published by the IRS multiplied by the estimated personal use of the vehicle or the cash value of an auto allowance.

Name	401(k) plan matching contribution	Life insurance premiums	Dividends on unvested stock awards	Other perquisite and personal benefits(a)	Total all other compensation
Steven Bangert	$7,650	$22,663	$9,969	$18,747	$59,029
Jonathan C. Lorenz	$7,650	$26,905	$6,656	$22,666	$63,878
Lyne B. Andrich	$7,650	$3,843	$5,069	$13,798	$30,361
Richard J. Dalton	$7,650	$13,988	$4,146	$16,985	$42,768
Scott Page	$7,650	$1,245	$5,126	$13,653	$27,675

(a)
Other perquisite and personal benefits generally include amounts for personal use of company autos, parking, physical examinations, health and social club dues, spousal travel expenses and other benefits that are not properly reported in any other column of the Summary Compensation Table. No amounts for any NEO included in Other perquisite and personal benefits above, when aggregated by compensation item, exceeded $25,000.
(6)
Mr. Page became an executive officer of the Company in 2012. As permitted by SEC rules, the Summary Compensation Table shows Mr. Page's compensation since 2012, the first year he served as an executive officer.

Grants of Plan-Based Awards

        The following table shows all plan-based awards granted to NEOs during fiscal year 2013. Certain terms of the Company's stock plan pursuant to which the grants identified in the table were made are described in the "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement.

								All other stock awards: Number of shares of stocks or units (#)
									All other option awards: Number of securities underlying options (#)
		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)					Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven Bangert	12/31/2013	—	—	$313,500	—	—	—	—	—	—	—
	3/20/2013	—	—	—	—	—	33,785		—	—	$281,429
Jonathan C. Lorenz	12/31/2013	—	—	$237,500	—	—	—	—	—	—	—
	3/20/2013	—	—	—	—	—	17,064	—	—	—	$142,143
Lyne B. Andrich	12/31/2013	—	—	$187,500	—	—	—	—	—	—	—
	5/15/2013	—	—	—	—	—	—	—	150	$8.69	$316
	3/20/2013	—	—	—	—	—	13,471	—	—	—	$112,213
Richard J. Dalton	12/31/2013	—	—	$137,500	—	—	—	—	—	—	—
	5/15/2013	—	—	—	—	—	—	—	150	$8.69	$316
	3/20/2013	—	—	—	—	—	9,879	—	—	—	$82,292
Scott Page	12/31/2013	—	—	$145,000	—	—	—	—	—	—	—
	3/7/2013	—	—	—	—	—	16,278	—	—	—	$138,851

(1)
CoBiz provides annual cash incentive awards to our executive officers under our Annual Incentive Compensation Plan. The plan does not set a threshold or target amount. The maximum amount represents the full incentive potential. Refer to the Compensation Discussion and Analysis for additional information. The actual amount awarded in 2013 is reported in the Summary Compensation Table in the column "Non-equity Incentive Plan Compensation".

(2)
Awards subject to the 2012 Annual Incentive Plan granted in 2013. The plan does not set a threshold or target amount. The actual number of shares of stock granted in 2013 represents the maximum number of shares of stock to be paid out upon satisfaction of the vesting conditions. Awards subject to the 2013 Annual Incentive Plan were granted in 2014 and will be reported in the 2015 proxy statement.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows all outstanding equity awards held by NEOs as of December 31, 2013.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares that have not vested (#)		Equity incentive plan awards: market value of unearned shares that have not vested ($)
Steven Bangert	20,000	—	$21.07	2/13/2014	—	$—	36,876	(2)	$441,037
	7,000	—	$20.52	5/16/2014			33,785	(2)	$404,069
	7,000	—	$12.39	5/14/2015
Jonathan C. Lorenz	10,000	—	$21.07	2/13/2014	—	$—	26,819	(2)	$320,755
	6,000	—	$20.52	5/16/2014			17,064	(2)	$204,085
	6,000	—	$12.39	5/14/2015
	6,000	—	$6.62	5/20/2016
	150	—	$6.00	7/20/2018
Lyne B. Andrich	10,000	—	$21.07	2/13/2014	—	$—	19,680	(2)	$235,373
	5,667	—	$20.52	5/16/2014			13,471	(2)	$161,113
	6,505	—	$17.31	5/6/2015
	3,495	—	$17.31	5/6/2015
	5,667	—	$12.39	5/14/2015
	100	—	$11.26	5/14/2015
	5,667	—	$6.62	5/20/2016
	5,667	—	$7.54	5/19/2017
	150	—	$8.69	5/15/2020
Richard J. Dalton	10,000	—	$21.07	2/13/2014	—	$—	19,680	(2)	$235,373
	5,667	—	$20.52	5/16/2014			9,879	(2)	$118,153
	5,667	—	$12.39	5/14/2015
	5,667	—	$6.62	5/20/2016
	5,667	—	$7.54	5/19/2017
	150	—	$8.69	5/15/2020
Scott Page	15,000	—	$6.41	6/30/2016	—	$—	2,000	(3)	$23,920
	5,667	—	$7.54	5/19/2017			2,454	(2)	$29,350
							11,726	(2)	$140,243
							10,000	(2)	$119,600
							16,278	(2)	$194,685

(1)
Unless otherwise noted, all options vest ratably over three years.

(2)
Restricted stock award that vests ratably over three years from original grant date.

(3)
Restricted stock award that vests ratably over five years from original grant date.

 Option Exercises and Stock Vested

        The following table shows all stock awards exercised or vested and the value realized upon exercise or vest, by NEOs during the year ended December 31, 2013.

	Option awards		Restricted stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Steven Bangert	—	$—	50,938	$429,626
Jonathan C. Lorenz	—	$—	38,410	$323,887
Lyne B. Andrich	—	$—	29,840	$251,535
Richard J. Dalton	—	$—	19,840	$167,735
Scott Page	—	$—	15,318	$128,014

	—	$—	154,346	$1,300,797

(1)
The value realized on exercise is computed using the difference between the closing market price upon the date of exercise and the option exercise price.

(2)
The value realized on restricted stock vested during the period is the product of the number of shares vested and the closing market price on the vest date.

Stock Option Plans

        The Company has adopted several incentive stock option plans to reward and provide long-term incentives for directors and key employees of the Company. No option issued under any of these plans may have a term longer than ten years from the date of grant. The significant terms of each plan are set forth below.

  •
  The 1998 Stock Incentive Plan (the "1998 Plan")

          The 1998 Plan permits the granting of Incentive Stock Options and non-qualified stock options to officers and other key employees. The exercise price of options granted under the 1998 Plan must be at least 100% of the fair market value of the common stock on the date of grant. The Compensation Committee has the authority to establish the terms of vesting, payment and termination of options granted under the 1998 Plan. There are no additional shares available for issuance under the 1998 Plan.

  •
  The 2002 Equity Incentive Plan (the "2002 Plan")

          The 2002 Plan provides for the issuance of Incentive Stock Options and non-qualified stock options to officers and other key employees, as well as consultants and directors. The exercise price of Incentive Stock Options granted under the 2002 Plan must be at least 100% of the fair market value of the common stock on the date of grant, and the exercise price of non-qualified stock options must be at least 85% of the fair market value of the common stock on the date of grant. The Compensation Committee has the authority to establish the exercise price and the terms of vesting, payment and termination of options granted under the 2002 Plan. There are no additional shares available for issuance under the 2002 Plan.

  •
  The 2005 Equity Incentive Plan (the "2005 Plan")

          Under the 2005 Plan, as amended, the Compensation Committee has the authority to determine the identity of the key employees, consultants, and directors who shall be granted options or restricted stock awards; the option price, which shall not be less than 85% the fair market value of the common stock on the date of grant; the vesting requirements; and the manner and times at which the options shall be exercisable. As of December 31, 2013, there were 1,096,680 shares available for grant under the 2005 Plan.

        The following table sets forth certain information concerning all equity compensation plans previously approved by shareholders and all equity compensation plans not previously approved by the shareholders as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders	1,292,077	$11.82	1,213,317
Equity compensation plans not approved by security holders	—	—	—

Total	1,292,077	$11.82	1,213,317

Pension Benefits

        Supplemental Executive Retirement Plan.    As discussed in the Compensation Discussion and Analysis, the Compensation Committee elected to terminate the SERP in March 2012.

        The following table shows each participating NEOs' number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2013 under the SERP.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payment during last fiscal year ($)
Steven Bangert	Supplemental Executive Retirement Plan	7	$755,310	$755,310
Jonathan C. Lorenz	Supplemental Executive Retirement Plan	7	$538,924	$538,924
Lyne B. Andrich	Supplemental Executive Retirement Plan	7	$393,694	$393,694
Richard J. Dalton	Supplemental Executive Retirement Plan	7	$397,777	$397,777

Potential Payments Upon Termination or Change in Control

        Employment Agreements.    Prior to 2005, the Company entered into employment agreements with each of the NEOs, other than Mr. Page. The agreement with Mr. Page was executed in 2009. Each such agreement provides for annual salary and eligibility for a bonus. The agreements also provide certain fringe benefits including an automobile allowance or the use of a Company automobile, as well as an allowance for membership dues at a country, health or social club. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any employees or customers of the Company or the Bank. For purposes of this section, the employee that is subject to an employment agreement is an "Employee".

        In the event that the Company terminates the employment agreement for reasons other than "for cause" or constructively discharges the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee's employment is terminated because of disability or death, the Company will pay the following severance benefits:

  (i)
  Twelve consecutive monthly payments each equal to one-twelfth (1/12th) of Employee's annual basic compensation in effect immediately prior to Employee's termination;

  (ii)
  For all NEOs, with the exception of Mr. Page, twelve consecutive monthly payments each equal to one-twelfth (1/12th) of the higher of (A) Employee's discretionary bonus for the previous calendar year, or (B) the average of Employee's discretionary bonus for the previous three calendar years, in each case prorated to the date of Employee's termination. For Mr. Page, if a bonus was paid in respect to the last fiscal year prior to termination, twelve consecutive monthly payments each equal to one-twelfth (1/12th) of the average of the discretionary bonus for the previous three calendar years, prorated to the date of termination;

  (iii)
  For all NEOs, with the exception of Mr. Page, the twelve (12) month period following the date of termination of Employee's employment, Company will maintain in full force and effect for the continued benefit of Employee each employee benefit plan in which Employee was a participant immediately prior to the date of Employee's termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer at no additional cost to Employee. If the terms of any employee benefit plan of Company do not permit continued participation by Employee, then Company will arrange to provide to Employee (at Company's cost) a benefit substantially similar to and no less favorable than the benefit Employee was entitled to receive under such plan at the end of the period of coverage. (This provision specifically is not applicable to Employee's automobile and club dues, which benefits end upon Employee's date of termination of employment.);

  (iv)
  For all NEOs, with the exception of Mr. Page, the twelve (12) month period following the date of termination of Employee's employment, Company will treat Employee for all purposes as an Employee under all of Company's retirement plans in which Employee was a participant on the date of termination of Employee's employment or under which Employee would become eligible during such twelve (12) month period (hereinafter referred to collectively as the "Retirement Plan"). Benefits due to Employee under the Retirement Plan shall be computed as if the Employee had continued to be an Employee of Company for the twelve (12) month period following termination of employment. If under the terms of the Retirement Plan such continued coverage is not permitted, Company will pay to Employee or Employee's estate a supplemental benefit in an amount which, when added to the benefits that Employee is entitled to receive under the Retirement Plan, shall equal the amount that Employee would have received under the Retirement Plan had Employee remained an employee of Company during such twelve (12) month period; and

  (v)
  If any excise tax imposed under Code Section 4999 or any successor provision, as amended after the date hereof, is due and owing by Employee as a result of any amount paid or payable under such Employee's employment agreement, the Company shall indemnify and hold Employee harmless against all such excise taxes and any interest, penalties or costs with respect thereto.

        Notwithstanding the foregoing, for all NEOs, with the exception of Mr. Page, in the event that Employee terminates his or her employment within 24 months after a change in control, Employee shall be entitled to receive a multiple of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination. With respect to Mr. Page, in the event that employment is terminated by the Company without cause or by Employee with good reason within 365 days after a change in control, Employee shall be entitled to receive a multiple of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination and the severance.

        Severance arrangements were entered into by the Company to help assure the retention of the CEO and other NEOs experience, skills, knowledge and background for the benefit of the Company. These arrangements also reinforce and encourage continued attention and dedication to duties without the distraction arising from the possibility of a change in control of the Company and provide our business with a smooth transition in the event of a change in control of the Company. In addition, these arrangements provide the NEOs with a severance amount to help financially ease their transition from the Company.

        Stock Award Acceleration.    The Compensation Committee, in its sole discretion, in the event of a change in control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such change in control of any or all outstanding options upon such conditions and to such extent as the Compensation Committee shall determine. Any such acceleration shall be conditioned upon the consummation of the change in control. Awards issued prior to 2013 will require the Compensation Committee to take action to provide accelerated vesting. The Compensation Committee approved changing the agreement for awards issued after 2013 to automatically vest immediately prior to a change in control.

        The table below represents the lump sum maximum amount each NEO would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2013. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the tables below based on various factors.

Benefits and payments upon termination	Resignation / termination for cause	Involuntary termination not for cause	Termination / change in control	Disability	Death
Steven Bangert
Severance(1)	$—	$986,480	$2,949,575	$986,480	$986,480
SERP(2)	$755,310	$755,310	$755,310	$755,310	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$4,263,490
Acceleration of option or award vesting(4)	$—	$—	$845,106	$845,106	$845,106
Medical and welfare benefits(5)	$—	$47,467	$47,467	$47,467	$22,824
Jonathan C. Lorenz
Severance(1)	$—	$661,200	$1,976,988	$661,200	$661,200
SERP(2)	$538,924	$538,924	$538,924	$538,924	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,702,303
Acceleration of option or award vesting(4)	$—	$—	$524,841	$524,841	$524,841
Medical and welfare benefits(5)	$—	$45,702	$45,702	$45,702	$16,515
Lyne B. Andrich
Severance(1)	$—	$522,000	$1,044,000	$522,000	$522,000
SERP(2)	$393,694	$393,694	$393,694	$393,694	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,047,235
Acceleration of option or award vesting(4)	$—	$—	$396,486	$396,486	$396,486
Medical and welfare benefits(5)	$—	$17,606	$17,606	$17,606	$12,143
Richard J. Dalton
Severance(1)	$—	$437,800	$871,222	$437,800	$437,800
SERP(2)	$397,777	$397,777	$397,777	$397,777	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,397,275
Acceleration of option or award vesting(4)	$—	$—	$353,526	$353,526	$353,526
Medical and welfare benefits(5)	$—	$39,357	$39,357	$39,357	$23,450
Scott Page
Severance(1)	$—	$565,000	$1,130,000	$565,000	$565,000
Split-dollar insurance(3)	$—	$—	$—	$—	$300,000
Acceleration of option or award vesting(4)	$—	$—	$507,798	$507,798	$507,798
Medical and welfare benefits(5)	$—	$23,950	$23,950	$23,950	$20,671

(1)
Represents severance payments in accordance with individual employment agreements as detailed in "—Employment Agreements" above.

(2)
Represents the present value of payments in accordance with SERP agreements as detailed under "—Pension Benefits" above.

(3)
Represents payments in accordance with Split-Dollar Endorsed Life Insurance agreements as detailed under "Executive Compensation—Compensation Discussion and Analysis—Retirement and Other Benefits" above.

(4)
Assumes the Compensation Committee accelerates vesting upon a change in control. Value represents: a) what would be realized upon the exercise of options that would vest on a change in control, based on the difference between the option exercise price and the closing market value of the common stock on December 31, 2013 of $11.96; and, b) the value of the unvested restricted stock awards based on the closing market value of the common stock on December 31, 2013 of $11.96.

(5)
Represents the cost of maintaining medical, dental and life insurance coverage, as well as the 401(k) plan benefits valued at the incremental cost to the Company of providing such benefits.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Independent Registered Public Accounting Firm Previously Engaged as Principal Accountant

        On May 31, 2012, the Company dismissed its prior audit firm, Deloitte and Touche LLP (Deloitte).

        The audit reports of Deloitte on the Company's financial statements and the reports of Deloitte on the Company's internal control over financial reporting for the fiscal years ended December 31, 2011 did not contain any adverse opinion or disclaimer, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles or practices.

        The change in accountants was not a result of any dissatisfaction with the quality of professional services rendered by Deloitte. The decision to change registered public accounting firms and the appointment of a new registered accounting firm was made by the Audit Committee of the Company's Board of Directors following a competitive request for proposal.

        During the year ended December 31, 2011 and the subsequent interim period through May 31, 2012, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The Company has authorized Deloitte to respond fully to the inquiries of the successor auditor.

        The Company has provided Deloitte with a copy of the disclosures made on Form 8-K filed on June 6, 2012 with the SEC. The Company requested that Deloitte furnish to the Company a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of Deloitte's letter, dated June 1, 2012 is attached as Exhibit 16.1 to the aforementioned Form 8-K.

        On June 6, 2012, the Company engaged Crowe Horwath LLP (Crowe Horwath) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. Prior to that date, neither the Company nor anyone on its behalf consulted with Crowe Horwath regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered by Crowe Horwath, nor did Crowe Horwath provide either a written report or oral advice that Crowe Horwath concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues; or (iii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Independent Registered Public Accounting Firm Fees and Services

        The following table summarizes the aggregate fees billed to the Company by its principal accountants during the years ended December 31, 2013 and 2012:

	Fiscal year ended December 31, 2013	Fiscal year ended December 31, 2012
Audit fees(1)	$448,000	450,000
Audit related fees(2)	—	60,000
All other fees(3)	10,500	—

	$458,500	$510,000

(1)
Audit Fees.    Audit fees for services performed in 2013 and 2012 consisted of:

a.
Aggregate audit fees paid to Crowe Horwath in 2013 and 2012 totaled $440,000 and $420,000, respectively. Fees paid to Deloitte in 2013 and 2012 totaled $8,000 and $30,000, respectively;

b.
Reviews of the Company's quarterly financial statements;

c.
Statutory and regulatory audits, consents and other services related to SEC matters; and

d.
Attestation of management's assessment of internal control, as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended.

(2)
Audit Related Fees.    Audit related fees of $60,000 for services performed by Deloitte in 2012 consisted of the following:

a.
Prospectus supplement filed in connection with the Company's public offering of its common stock, completed in March 2012.

(3)
All Other Fees.    All other fees of $10,500 paid in 2013 consisted of fees related to review of the Company's Form S-3 filings with the SEC.

Pre-Approval of Services

        The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company's independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives guidance to management regarding the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Audit Committee or if such services exceed specific de minimis limits.

        The policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members of the Audit Committee to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to management of the Company.

        The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

  (1)
  The service is not an audit, review or other attest service;

  (2)
  The aggregate amount of all such services provided under this provision does not exceed five percent of the total fees paid to the independent registered public accounting firm in a given fiscal year;

  (3)
  Such services were not recognized at the time of the engagement to be non-audit services;

  (4)
  Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

  (5)
  The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements. During 2013, all fees were pre-approved and no fees approved under the de minimis provision.

 AUDIT COMMITTEE REPORT

        In accordance with its written charter, a copy of which is available on the Company's website (www.cobizfinancial.com), the Audit Committee assists the Board of Directors in its oversight role over the Company's financial accounting and reporting process, the Company's system of internal control over financial reporting established by management and the external audit process. The Board has determined, in its business judgment, that Ms. Rhinehart and Mr. Polson qualify as an "audit committee financial expert" as defined by SEC regulations.

        Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company's independent registered public accounting firm is responsible for the audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and procedures. The Audit Committee reviews and reports to the Board of Directors regarding the performance of the internal audit function and independent registered public accounting firm, the integrity of the financial statements, management's efforts to maintain a system of internal control over financial reporting, and compliance with legal and regulatory requirements.

        The Audit Committee has reviewed and discussed the audited financial statements included in the Company's 2013 Form 10-K with management. The Audit Committee separately met with representatives of our internal audit department and independent registered public accounting firm, with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company's internal controls. The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed under applicable Public Company Accounting Oversight Board (PCAOB) standards.

        The Audit Committee has received from our independent registered public accounting firm, as required by the PCAOB, a written disclosure, indicating all relationships, if any, between the independent registered public accounting firm and its related entities and the Company and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and a letter from the independent registered public accounting firm confirming that, in its professional judgment, it is independent of the Company. The Audit Committee discussed with the independent registered public accounting firm any relationship that may have an impact on its objectivity and independence and satisfied itself as to the auditor's independence.

        Based upon the review, discussion, disclosures and materials described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2013 Form 10-K.

        This report is submitted by the Audit Committee.

Mary K. Rhinehart, Chair
Michael Burgamy
Douglas L. Polson

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of March 7, 2014, certain information regarding beneficial ownership of the Company's common stock by (i) each director of the Company, (ii) each NEO and (iii) all of the Company's directors and NEOs as a group. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.

Stock Ownership of Directors and Management

Name and address of beneficial owner(1)	(A) Number of outstanding shares beneficially owned	(B) Right to Acquire(2)	(A) + (B) Total	Percent of class(3)
Lyne B. Andrich	109,179	32,918	142,097	*
Steven Bangert**(4)	1,613,327	14,000	1,627,327	4.01%
Michael B. Burgamy**(5)	300,255	12,500	312,755	*
Richard J. Dalton	169,802	22,818	192,620	*
Morgan Gust**	4,050	5,000	9,050	*
Jonathan C. Lorenz	434,045	18,150	452,195	1.11%
Evan Makovsky**(6)	95,956	12,500	108,456	*
Scott Page	99,999	20,667	120,666	*
Douglas L. Polson**	5,278	5,734	11,012	*
Mary K. Rhinehart**	4,368	5,734	10,102	*
Noel N. Rothman**(7)	1,649,209	8,000	1,657,209	4.08%
Bruce Schroffel**	6,142	2,600	8,742	*
Timothy J. Travis**	79,368	8,000	87,368	*
Mary Beth Vitale**	5,500	11,000	16,500	*
Mary M. White**	5,560	8,000	13,560	*
All directors and executive officers as a group—20 persons	4,772,570	247,139	5,019,709	12.29%

*
Less than 1% of shares outstanding.

**
Director

(1)
The address of each of the above-named shareholders is c/o CoBiz Financial Inc., 821 Seventeenth Street, Denver, Colorado 80202.

(2)
Represents stock options which are currently exercisable or will become exercisable within 60 days after March 7, 2014.

(3)
Percentage ownership has been calculated based on the number shares of common stock that were issued and outstanding as of March 7, 2014, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of March 7, 2014 (but excluding any shares that any other person or group has the right to acquire).

(4)
Includes 1,209,176 shares owned directly by Mr. Bangert; 140,185 shares held by a family partnership, of which Mr. Bangert is the general partner; 135,000 shares owned by a corporation equally owned by Mr. Bangert and his wife; and 128,966 shares held by Mr. Bangert's wife and children. Total also includes 987,516 shares that have been pledged as security for a borrowing arrangement.

(5)
Includes 35,750 shares held by Mr. Burgamy's wife and 264,505 shares that have been pledged as security for a borrowing arrangement.

(6)
Includes 2,513 shares held by Mr. Makovsky's wife, 56,672 shares held by the Shames-Makovsky Profit Sharing Plan, in which Mr. Makovsky is a participant and trustee and 24,741 shares that have been pledged as security for a borrowing arrangement.

(7)
Includes 1,265,844 shares owned directly by Mr. Rothman; 44,112 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner; 104,106 shares held by Namtor Growth Fund Partnership, an entity of which Mr. Rothman is a general partner; 75,820 shares held in various family trusts for which Mr. Rothman is a trustee; 325 shares held in an individual retirement account for the benefit of Mr. Rothman; 56,881 shares held by Mr. Rothman's wife; 6,271 shares held in a trust for which Mr. Rothman's wife is a co-trustee; and 95,850 shares held in trust by Mr. Rothman's wife.

Stock Ownership of Certain Beneficial Owners

        The following sets forth certain information concerning the only persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of CoBiz common stock as of March 7, 2014.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class(1)
Common stock	T. Rowe Price Associates, Inc.	3,937,197	(2)	9.70%
	100 E. Pratt Street
	Baltimore, MD 21202
Common stock	BlackRock, Inc.	2,271,483	(3)	5.59%
	40 East 52nd Street
	New York, NY 10022
Common stock	Banc Funds VI, VII and VIII L.P.	2,231,004	(4)	5.49%
	20 North Wacker Drive, Suite 3300
	Chicago, IL 60606

(1)
Percentage ownership has been calculated based on the number of shares of common stock that were issued and outstanding as of March 7, 2014, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of March 7, 2014 (but excluding any shares that any other person or group has the right to acquire).

(2)
These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
As reported on Schedule 13G filed with the SEC on January 17, 2014, BlackRock, Inc. reports that it has sole voting and dispositive power over 2,271,483 shares of common stock.

(4)
As reported on Schedule 13G filed with the SEC on February 7, 2014, filed jointly by Banc Fund VI L.P. (BF VI) an Illinois Limited Partnership, Banc Fund VII L.P. (BF VII), an Illinois Limited Partnership, and Banc Fund VIII L.P. (BF VIII), an Illinois Limited Partnership. Charles J. Moore, as the General Partner of BF VI, BF VII, and BF VIII, has shared voting and dispositive power over 2,231,004 shares of common stock.

 CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Our executive officers, key employees, directors and principal shareholders, members of their immediate families and businesses in which they hold controlling interests are our customers, and it is anticipated that such parties will continue to be our customers in the future. All outstanding loans and extensions of credit by us to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and, in our opinion, do not involve more than the normal risk of collectability or contain other features unfavorable to us. At December 31, 2013, the aggregate balance of our loans and advances under existing lines of credit to these parties was approximately $29.8 million, or 1.4% of our total loans and leases.

        We lease our downtown Denver banking facility and executive and administrative offices from Kesef, LLC (Kesef), an entity in which Mr. Makovsky owns 20%. Kesef purchased the building in January 1998. The initial term of this lease was ten years, with an option to renew for an additional ten-year term at the current market rates. Shames-Makovsky Realty Company, an entity of which Mr. Makovsky is the majority owner and manager partner, has been engaged by the owners of our Northeast Denver location to act as their property manager. Rent payments for these related party leases for the year ended December 31, 2013 were $2.2 million.

        The Company completed a private placement of $21.0 million of Subordinated Unsecured Promissory Notes (the Notes) during the third and fourth quarter of 2008. The Notes had an original maturity on August 18, 2018, 10 years after the initial issue date (August 18, 2008). The Notes bore a fixed annual interest rate of 9.00%, paid interest quarterly, and could be prepaid at par without penalty at any time on or after the fifth anniversary of the initial issue date. The Notes qualified as Tier 2 capital for regulatory capital purposes. Certain employees and directors of the Company and executive officers of the Company also participated in the private placement. On August 18, 2013, the Company fully redeemed the Notes for $21.3 million of principal and accrued interest. Related party Note holders were paid $3.5 million for principal and accrued interest as part of the redemption.

        For information on certain other relationships and transactions between the Company and certain officers, directors and principal shareholders, see "Committees of the Board of Directors—Compensation Committee Interlocks and Insider Participation" above.

        The Company has various written procedures in place to identify potential related party transactions, which are reported and reviewed with the Company's Disclosure and Audit Committees. Some ordinary course transactions or relationships are not reviewed by the Disclosure or Audit Committees, including ordinary course customer relationships such as the banking and lending relationships described above. The Company has other written policies and procedures in place to ensure compliance with applicable bank regulatory requirements regarding those banking and lending relationships. Furthermore, the Company's Code of Conduct and Ethics addresses potential conflicts of interest, and requires that conflicts be disclosed to the Company's Director of Internal Audit, requesting a waiver and cooperating in the establishment of appropriate procedures to neutralize the conflict. Waivers for directors and executive officers must be approved by the Company's Board of Directors. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

        On an annual basis, all directors and executive officers of the Company complete a questionnaire that, among other things, requires confirmation of any completed or proposed transaction with the Company that exceeds $120,000 to which they or an immediate family member were involved. Members of the Audit Committee are precluded from accepting, directly or indirectly, consulting, advisory, or other compensatory fees from the Company. The Audit Committee of the Company reviews all related party transactions that are required to be disclosed under Item 404 of SEC Regulation S-K.

        In addition, each quarter the Company's Disclosure Committee requests all senior officers to identify any related party transaction of which they are aware. Transactions identified through this process are reported to the Audit Committee each quarter. Our procedures for reviewing related party transactions, other than approving waivers of compliance with the Code of Conduct and Ethics and transactions required to be disclosed under Item 404 of SEC Regulation S-K, do not require the approval or ratification of such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the outstanding common stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the SEC. Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on a review of the copies of such forms furnished to the Company, each of the Company's directors, officers and beneficial owners of more than 10% of the outstanding common stock have filed all forms required by Section 16 of the Exchange Act in fiscal 2013 on a timely basis, except for a Form 4 grant for Mr. Gust, two Form 5 transactions for Mr. Page and two Form 4 transactions for Ms. Rhinehart, which were filed late.

2013 ANNUAL REPORT TO SHAREHOLDERS

        Included with this Proxy Statement is the Company's 2013 Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

        Any shareholder of the Company who desires to make his, her or its thoughts known to an individual director of the Company, the Board or a committee of the Board may do so by mail to: Board of Directors, c/o CoBiz Financial Inc., Corporate Secretary, 821 Seventeenth Street, Denver, Colorado 80202. The Secretary will forward all shareholder communications, other than communications that are not properly directed or are frivolous, to the individual director of the Company, the Board or a committee of the Board, as requested in the communication. This policy is intended to apply only to communications from shareholders in their capacities as such. Communications to the Company from one of its officers, employees or agents will only be forwarded to a director, the Board or a committee of the Board if the communication is made solely in the person's capacity as a shareholder. The policy does not apply to shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which will be handled in accordance with applicable SEC rules.

SHAREHOLDER RECOMMENDATIONS OF DIRECTOR NOMINEES

        The G&N Committee will consider individuals recommended by the shareholders of the Company to serve on the Board. Shareholders who wish to recommend individuals for consideration by the G&N Committee may do so by submitting a written recommendation to: Director Nominations, c/o CoBiz Financial Inc., Corporate Secretary, 821 Seventeenth Street, Denver, Colorado 80202. Submissions must include:

  •
  the name and address of the shareholder recommending such individual;

  •
  the number of shares of common stock beneficially owned by such shareholder and length of time held;

  •
  any material interest or relationship that such recommending shareholder may have with the recommended individual;

  •
  biographical information concerning the recommended individual, including age and employment history (including employer names and a description of the employer's business) and educational background;

  •
  all previous and current Board directorships, or similar positions, held by the recommended individual; and

  •
  any other information that the shareholder believes would aid the G&N Committee in its evaluation of the recommended individual.

        Submissions must be accompanied by a written consent of the individual recommended to stand for election if nominated by the Board and to serve if elected by the shareholders of the Company.

        The G&N Committee believes that candidates for director should have the following minimum qualifications:

  •
  each candidate should be of the highest ethical character and share the values of the Company as reflected in its Code of Conduct and Ethics;

  •
  each candidate should have a reputation, both personal and professional, consistent with the image and reputation of the Company;

  •
  each candidate should be highly accomplished in his or her respective field, with superior credentials and recognition;

  •
  each candidate should have relevant expertise and experience;

  •
  each candidate should have the ability to exercise sound business judgment;

  •
  each candidate should be able to read and understand basic financial statements; and

  •
  each candidate should bring a unique skill set to complement the existing Board structure.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR
2015 ANNUAL MEETING

        Shareholder proposals submitted for inclusion in the Company's proxy statement for the Annual Meeting of Shareholders in the year 2015 must be received by the Secretary of the Company not later than December 5, 2014.

        If the Company does not receive notice of a matter or proposal to be considered for the 2015 Annual Meeting of Shareholders (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement for such Annual Meeting) on or before December 5, 2014, then the persons appointed by the Board of Directors to act as proxies for such Annual Meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at such Annual Meeting.

OTHER MATTERS

        The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

        Whether or not you plan to attend the Annual Meeting, please vote via telephone, via Internet, or by marking, signing, dating and promptly returning the enclosed proxy in the enclosed return envelope.

HOUSEHOLDING

        Only one Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, will be delivered to multiple shareholders sharing an address unless CoBiz receives contrary instructions from one or more of the shareholders.

        If a shareholder at a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he, she or it should contact the Company's Corporate Secretary, by telephoning (303) 312-3412, or by writing to CoBiz at 821 Seventeenth Street, Denver, Colorado 80202. The shareholder will be delivered, without charge, a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report or Proxy Statement, as applicable, promptly upon request.

        If shareholders at a shared address currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, wish to receive only a single copy of these documents, they should contact the Company's transfer agent, Computershare Investor Services LLC (Computershare), by writing to Computershare at 350 Indiana Street, Suite 750, Golden, CO 80401.

        UPON WRITTEN REQUEST OF A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THIS SHAREHOLDERS MEETING WHO DID NOT RECEIVE A COPY OF THE ENCLOSED ANNUAL REPORT TO SHAREHOLDERS, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, ACCOMPANIED BY A LIST BRIEFLY DESCRIBING ALL THE EXHIBITS THERETO AND NOT CONTAINED THEREIN. THE COMPANY WILL FURNISH A COPY OF ANY EXHIBIT UPON THE ADDITIONAL REQUEST OF SUCH PERSON AND THE PAYMENT OF A FEE OF $0.25 PER PAGE. ADDRESS ANY SUCH REQUESTS TO MARY PERROTT SMITH, CORPORATE SECRETARY, COBIZ FINANCIAL INC., 821 SEVENTEENTH STREET, DENVER, CO 80202. THE REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING.

Appendix A

Appendix A
Amendment to Amended and Restated Articles of Incorporation
of
CoBiz Financial Inc.

        Section 3.1(a) of the Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

        3.1    Authorized Shares.

          (a)   The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred and two million (102,000,000) of which one hundred million (100,000,000) shall be common stock, par value $.01 per share, and two million (2,000,000) shall be preferred stock, par value $.01 per share.

APPENDIX B

COBIZ INC. EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I
INTRODUCTION

        Section 1.01    Introduction.     This CoBiz Inc. Employee Stock Purchase Plan (formerly known as the Colorado Business Bankshares, Inc. 2000 Employee Stock Purchase Plan) (the "Plan"), which originally was effective as of May 17, 2000, hereby is amended and restated in its entirety, effective as of January 1, 2006.

        Section 1.02    Purpose.     The purpose of the Plan is to provide employees of CoBiz Inc., a Colorado corporation (the "Company"), and certain related corporations with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of the Company's common stock, par value $.01 per share, and, thus, to develop a stronger incentive to work for the continued success of the Company.

        Section 1.03    Rules of Interpretation.     It is intended that the Plan be an "employee stock purchase plan" as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder. Accordingly, the Plan shall be interpreted and administered in a manner consistent therewith if so approved. All Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

        Section 1.04    Definitions.     For purposes of the Plan, the following terms will have the meanings set forth below:

          (a)   "Acceleration Date" means the earlier of the date of stockholder approval or approval by the Company's Board of Directors of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which stockholders of the Company immediately prior to the merger have the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

          (b)   "Affiliate" means any subsidiary corporation of the Company, as defined in Section 424(f) of the Code, whether now or hereafter acquired or established.

          (c)   "Committee" means the committee described in Section 10.01.

          (d)   "Common Stock" means the Company's Common Stock, $.01 par value, as such stock may be adjusted for changes in the stock or the Company as contemplated by Article XI herein.

          (e)   "Company" means CoBiz Inc. (formerly known as Colorado Business Bankshares, Inc.), a Colorado corporation and its successors by merger or consolidation as contemplated by Article XI herein.

          (f)    "Current Compensation" means all regular salary payments paid by the Company to a Participant in accordance with the terms of his or her employment, but excluding annual bonus payments and all other forms of special compensation.

          (g)   "Fair Market Value" as of a given date, means such value of the Common Stock as reasonably determined by the Committee, but shall not be less than (i) the closing price of the Common Stock as reported for composite transactions if the Common Stock is then traded on a national securities exchange, (ii) the last sale price if the Common Stock is then quoted on the NASDAQ National Market System, or (iii) the average of the closing representative bid and asked prices of the Common Stock as reported on NASDAQ on the date as of which the fair market value is being determined. If on a given date the Common Stock is not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 1.04 and in connection therewith shall take such action as it deems necessary or advisable.

          (h)   "Participant" means a Full-Time Employee who is eligible to participate in the Plan under Section 2.01 and who has elected to participate in the Plan.

          (i)    "Participating Affiliate" means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Full-Time Employees may participate in the Plan.

          (j)    "Full-Time Employee" means an employee of the Company or a Participating Affiliate as of the first day of a Purchase Period, including an officer or director who is also an employee, but excluding an employee whose customary employment is less than 20 hours per week.

          (k)   "Plan" means the CoBiz Inc. Employee Stock Purchase Plan (formerly known as the Colorado Business Bankshares, Inc. 2000 Employee Stock Purchase Plan, as amended, the provisions of which are set forth herein.

          (l)    "Purchase Period" means the approximate three-month period beginning on the first business day of each calendar quarter and ending on the last business day of each such calendar quarter; provided, however, that the then current Purchase Period will end upon the occurrence of an Acceleration Date.

          (m)  "Stock Purchase Account" means the account maintained on the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan and from the Company through matching contributions, if any.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

        Section 2.01    Eligible Employees.     All Full-Time Employees shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Full-Time Employee. Subject to the provisions of Article VI, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Full-Time Employee.

        Section 2.02    Election to Participate.     An eligible Full-Time Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, an election (whether in written form or otherwise, in accordance with procedures established by the Committee) which authorizes regular payroll deductions from Current Compensation beginning with the first payday in that Purchase Period and continuing until the end of the Purchase Period unless the employee terminates employment or reaches the limit set forth in Section 3.01 prior to the end of such Purchase Period.

        Section 2.03    Limits on Stock Purchase.     No employee shall be granted any right to purchase Common Stock hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code, stock possessing 5% or more of the total combined voting power or value of all the classes of the capital stock of the Company or of any Affiliate.

        Section 2.04    Voluntary Participation.     Participation in the Plan on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

 ARTICLE III
PAYROLL DEDUCTIONS, COMPANY CONTRIBUTIONS
AND STOCK PURCHASE ACCOUNT

        Section 3.01    Deduction from Pay.     The election described in Section 2.02 will permit a Participant to elect payroll deductions of any multiple of 1% but not less than 1% or more than 10% of such Participant's Current Compensation for each pay period during the Purchase Period, subject to such other limitations as the Committee in its sole discretion may impose. Except as provided below, once the Purchase Period has started, a Participant may not change or cease payroll deductions except upon a termination of employment. In the event that during a Purchase Period the entire credit balance in a Participant's Stock Purchase Account exceeds the product of (a) 90% of the Fair Market Value of the Common Stock on the last business day of that Purchase Period, multiplied by (b) 1,600, then payroll deductions for such Participant shall automatically cease, and shall resume on the first pay period of the next Purchase Period.

        Section 3.02    Company Contributions.     The Company shall have no obligation, but may, in the sole discretion of the Committee, from time to time contribute to each Participant's Stock Purchase Account an amount equal to up to 50% of each payroll deduction credited to such Account. No Company contributions shall be deemed to have been made until such contributions are credited to the Participant's Stock Purchase Account as provided in Section 3.03.

        Section 3.03    Credit to Account.     Payroll deductions will be credited to the Participant's Stock Purchase Account on each payday, and Company contributions, if any, will be credited to the Participant's Stock Purchase Account on the last business day of the Purchase Period at the time of and in connection with the purchase of shares of Common Stock in accordance with Articles IV and V hereof.

        Section 3.04    Interest.     No interest will be paid upon payroll deductions, Company contributions or on any amount credited to, or on deposit in, a Participant's Stock Purchase Account.

        Section 3.05    Nature of Account.     The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

        Section 3.06    No Additional Contributions.     A Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan.

ARTICLE IV
RIGHT TO PURCHASE SHARES

        Section 4.01    Number of Shares.     Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the largest number of whole shares of Common Stock that can be purchased at the price specified in Section 4.02 with the entire credit balance in the Participant's Stock Purchase Account, subject to the limitations that (a) no more than 1,600 shares of Common Stock may be purchased under the Plan by any one Participant for a given Purchase Period, (b) in accordance with Section 423(b)(8) of the Code, no more than $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of Common Stock and other stock may be purchased under the Plan and all other employee stock purchase plans (if any) of the Company and the Affiliates by any one Participant for any calendar year and (c) if the purchases for all Participants in any Purchase Period would result in the sale of more than 28,125 shares of Common Stock in the aggregate under the Plan for such Purchase Period, each Participant shall be allocated a pro rata portion of the 28,125 shares of Common Stock to be sold for that Purchase Period. If the purchases for all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 10.03, each Participant shall be allocated a pro rata portion of the Common Stock to be sold. In addition to the limitations set forth above, the Committee, in its discretion, may impose additional limits on the number of shares that may be purchased pursuant to this Plan for any Purchase Period provided that such limits are established and communicated to eligible Full-Time Employees prior to the first day of such Purchase Period and provided further that such limits are applied on a uniform basis to all eligible Full-Time Employees.

        Section 4.02    Purchase Price.     The purchase price for any Purchase Period shall be 90% of the Fair Market Value of the Common Stock on the last business day of that Purchase Period, rounded up to the next higher full cent. Notwithstanding the above, in compliance with Code Section 423, in no event will the purchase price be less than the lesser of (a) 85% of the Fair Market Value of the Common Stock on the first business day of that Purchase Period or (b) 85% of the Fair Market Value of the Common Stock on the last business day of that Purchase Period.

ARTICLE V
EXERCISE OF RIGHT

        Section 5.01    Purchase of Stock.     On the last business day of a Purchase Period, the entire credit balance in each Participant's Stock Purchase Account will be used to purchase the largest number of whole shares of Common Stock purchasable with such amount (subject to the limitations of Section 4.01).

        Section 5.02    Cash Distributions.     Any amount remaining in a Participant's Stock Purchase Account after the last business day of a Purchase Period will be paid to the Participant in cash within 30 days after the end of that Purchase Period.

        Section 5.03    Notice of Acceleration Date.     The Company shall use its best efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

ARTICLE VI
WITHDRAWAL FROM PLAN; SALE OF STOCK

        Section 6.01    No Voluntary Withdrawal.     Once a Purchase Period has begun, a Participant may not change or cease his or her contributions, nor may a Participant withdraw from the Plan, except as provided in Sections 6.02 and 6.03 below with respect to the death of the Participant during the Purchase Period or the termination of employment of a Participant during the Purchase Period.

        Section 6.02    Death.     Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant's Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant's death occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Stock Purchase Account will be used to purchase Common Stock, unless such Participant's estate has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, an election (whether in written form or otherwise, in accordance with procedures established by the Committee) to have the entire credit balance in such Participant's Stock Account distributed in cash within 30 days after the end of that Purchase Period or at such earlier time as the Committee in its sole discretion may decide, provided that in no event shall any Participant's estate be entitled to receive from such Account any Company contributions credited to such Account at the end of the Purchase Period pursuant to Section 3.03. Each Participant may designate one or more beneficiaries who, upon the Participant's death, are to receive the Common Stock or the amount that otherwise would have been distributed or paid to the Participant's estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in accordance with such terms and conditions as the Committee in its sole discretion may impose and filed with the Company (whether in written form or otherwise, in accordance with procedures established by the Committee) during the

Participant's lifetime. Unless the Participant has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the death of the Participant so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary's estate.

        Section 6.03    Termination of Employment.     In the event of the Participant's termination of employment with the Company and all Participating Affiliates for any reason (other than termination because of the Participant's death), no further amounts shall be credited to the Participant's Stock Purchase Account and the entire credit balance in such Participant's Stock Account shall be distributed to the terminated Participant in cash within 30 days after the end of that Purchase Period or at such earlier time as the Committee in its sole discretion may decide, provided that in no event shall any Participant be entitled to receive from such Account any Company contributions credited to such Account at the end of the Purchase Period pursuant to Section 3.03. For purposes of this Section 6.03, a transfer of employment to any Affiliate, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment.

ARTICLE VII
NONTRANSFERABILITY

        Section 7.01    Nontransferable Right to Purchase.     The right to purchase Common Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

        Section 7.02    Nontransferable Account.     Except as provided in Section 6.02, the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

ARTICLE VIII
STOCK CERTIFICATES

        Section 8.01    Delivery.     Within a reasonable period of time after the close of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause to be delivered to or for the benefit of the Participant a certificate evidencing the Common Stock purchased by a Participant during such Purchase Period.

        Section 8.02    Securities Laws.     The Company shall not be required to issue or deliver any certificate representing Common Stock prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company shall use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of certificates may be deferred until such registration is accomplished.

        Section 8.03    Completion of Purchase.     A Participant shall have no interest in the Common Stock purchased until a certificate representing the same is issued to or for the benefit of the Participant.

        Section 8.04    Form of Ownership.     The certificates representing Common Stock issued under the Plan will be registered in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct in accordance with procedures established by the Committee.

 ARTICLE IX
EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PLAN

        Section 9.01    Effective Date.     The Plan originally was approved by the Board of Directors on January 19, 2000 and was approved by the stockholders of the Company within twelve (12) months thereof. This restated Plan is effective January 1, 2006.

        Section 9.02    Plan Commencement.     Purchase Periods under this restated Plan will commence and terminate in accordance with Section 1.03(l).

        Section 9.03    Powers of Board.     The Board of Directors may amend or discontinue the Plan at any time. No amendment or discontinuation of the Plan, however, shall without stockholder approval be made that: (i) absent such stockholder approval, would cause Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act") to become unavailable with respect to the Plan, (ii) requires stockholder approval under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company, or (iii) permit the issuance of Common Stock before payment therefor in full.

        Section 9.04    Automatic Termination.     The Plan shall automatically terminate when all of the shares of Common Stock provided for in Section 10.03 have been sold.

ARTICLE X
ADMINISTRATION

        Section 10.01    The Committee.     The Plan shall be administered by a committee (the "Committee") of two or more directors of the Company, none of whom shall be officers or employees of the Company and all of whom shall be "disinterested persons" with respect to the Plan within the meaning of Rule 16b-3 under the Act. The members of the Committee shall be appointed by and serve at the pleasure of the Board of Directors.

        Section 10.02    Powers of Committee.     Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms and elections must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Common Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant's rights with respect thereto but any such restrictions shall be contained in the form or election by which a Participant elects to participate in the Plan pursuant to Section 2.02. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

        Section 10.03    Stock to be Sold.     The Common Stock to be issued and sold under the Plan may be treasury shares or authorized but unissued shares, or the Company may purchase Common Stock in the market for sale under the Plan. Except as provided in Section 11.01, the aggregate number of shares of Common Stock to be sold under the Plan will not exceed 450,000 shares (originally, the Plan provided for a maximum of 200,000 shares and this number has been adjusted since the original effective date of the Plan due to stock splits).

        Section 10.04    Notices.     Notices to the Committee should be addressed as follows:

  CoBiz Inc.
  Attn: Employee Stock Purchase Plan Committee
  821 17th Street
  Denver, Colorado 80202

 ARTICLE XI
ADJUSTMENT FOR CHANGES IN STOCK OR COMPANY

        Section 11.01    Stock Dividend or Reclassification.     If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company's Certificate of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.

        Section 11.02    Merger or Consolidation.     If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

ARTICLE XII
APPLICABLE LAW

        Section 12.01    Applicable Law.     Rights to purchase Common Stock granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Colorado.

 FIRST AMENDMENT
TO THE
COBIZ INC. EMPLOYEE STOCK PURCHASE PLAN

        This First Amendment (the "Amendment") to the CoBiz Inc. Employee Stock Purchase Plan (the "Plan") is approved and adopted to be effective as of May 21, 2009 (the "Effective Date").

RECITALS

        A.    CoBiz Financial Inc., a Colorado corporation (formerly known as CoBiz Inc.) ("CoBiz") maintains the Plan, which was last restated in its entirety effective as of January 1, 2006.

        B.    CoBiz now desires to amend the Plan in accordance with the terms and conditions of this Amendment.

AMENDMENT

        NOW THEREFORE, effective as of the Effective Date, the Plan is amended as follows:

        1.    Maximum Number of Shares Issuable.     Section 10.03 of the Plan hereby is amended to read in its entirety as follows, effective as of the Effective Date:

  "Section 10.03    Stock to be Sold.    The Common Stock to be issued and sold under the Plan may be treasury shares or authorized but unissued shares, or the Company may purchase Common Stock in the market for sale under the Plan. Except as provided in Section 11.01, the aggregate number of shares of Common Stock to be sold under the Plan will not exceed 900,000 shares."

        2.    Name.     Each reference in the Plan to "CoBiz Inc." (including without limitation, the reference in the title of the Plan itself) is hereby amended by replacing the reference with "CoBiz Financial Inc.".

        3.    Inconsistencies.     Any inconsistent provision of the Plan shall be read consistent with this Amendment.

        4.    Impact on Plan.     Except as amended by the preceding provisions of this Amendment, the Plan shall remain in full force and effect.

        5.    Counterparts.     This Amendment may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

        6.    Choice of Law.     Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Colorado, without regard to its conflict of law rules.

        IN WITNESS WHEREOF, the undersigned Secretary of CoBiz Financial Inc. certifies that the foregoing sets forth the First Amendment to the CoBiz Inc. Employee Stock Purchase Plan as duly adopted by the Compensation Committee of the Board of Directors on January 21, 2009 by the full Board of Directors on March 19, 2009 and as approved by the shareholders on May 21, 2009.

Secretary

 SECOND AMENDMENT
TO THE
COBIZ FINANCIAL INC.
EMPLOYEE STOCK PURCHASE PLAN

        This Second Amendment (the "Amendment") to the CoBiz Financial Inc. Employee Stock Purchase Plan (the "Plan") is approved and adopted to be effective as of May 15, 2014 (the "Effective Date").

RECITALS

        A.    CoBiz Financial Inc., a Colorado corporation ("CoBiz") maintains the Plan, which was last restated in its entirety effective as of January 1, 2006. The Plan was subsequently amended effective as of May 21, 2009.

        B.    CoBiz now desires to amend the Plan in accordance with the terms and conditions of this Amendment.

AMENDMENT

        NOW THEREFORE, effective as of the Effective Date, the Plan is amended as follows:

        1.    Maximum Number of Shares Issuable.     Section 10.03 of the Plan hereby is amended to read in its entirety as follows, effective as of the Effective Date:

  "Section 10.03    Stock to be Sold.    The Common Stock to be issued and sold under the Plan may be treasury shares or authorized but unissued shares, or the Company may purchase Common Stock in the market for sale under the Plan. Except as provided in Section 11.01, the aggregate number of shares of Common Stock to be sold under the Plan will not exceed 1,100,000 shares."

        2.    Inconsistencies.     Any inconsistent provision of the Plan shall be read consistent with this Amendment.

        3.    Impact on Plan.     Except as amended by the preceding provisions of this Amendment, the Plan shall remain in full force and effect.

        4.    Counterparts.     This Amendment may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

        5.    Choice of Law.     Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Colorado, without regard to its conflict of law rules.

        IN WITNESS WHEREOF, the undersigned Secretary of CoBiz Financial Inc. certifies that the foregoing sets forth the Second Amendment to the CoBiz Financial Inc. Employee Stock Purchase Plan as duly adopted by the Compensation Committee of the Board of Directors on March 19, 2014, by the full Board of Directors on March 20, 2014 and as approved by the shareholders on May 15, 2014.

Secretary

Appendix C

COBIZ FINANCIAL INC.
AMENDED AND RESTATED
2005 EQUITY INCENTIVE PLAN

C-i

C-ii

COBIZ FINANCIAL INC.
AMENDED AND RESTATED
2005 EQUITY INCENTIVE PLAN

1.  ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

        1.1    Establishment.     CoBiz Financial Inc. hereby amends and restates its 2005 Equity Incentive Plan (the Amended and Restated CoBiz Financial Inc. 2005 Equity Incentive Plan, hereinafter referred to as the "Plan"), as set forth in this document. This Plan was originally established as of May 19, 2005, the date of its approval by the shareholders of the Company and was subsequently amended, effective as of May 15, 2008 and May 20, 2010. This amendment and restatement of the Plan was adopted by the Board on March 20, 2014 and shall become effective upon shareholder approval on May 15, 2014 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

        1.2    Purpose.     The purpose of the Plan is to advance the interests of CoBiz Financial Inc. and its shareholders by providing an incentive to attract, retain and reward persons performing services for CoBiz Financial Inc. and its subsidiaries and by motivating those persons to contribute to the growth and profitability of CoBiz Financial Inc. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Performance Shares, Performance Units, and Restricted Stock Units.

        1.3    Term of Plan.     The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2.  DEFINITIONS AND CONSTRUCTION.

        2.1    Definitions.     Whenever used herein, the following terms shall have their respective meanings set forth below:

          (a)   "Award" means any Option, SAR, Restricted Stock Purchase Right, Restricted Stock Bonus, Performance Share, Performance Unit, or Restricted Stock Unit granted under the Plan.

          (b)   "Award Agreement" means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an "Option Agreement," a "SAR Agreement," a "Restricted Stock Purchase Agreement," a "Restricted Stock Bonus Agreement," a "Performance Share Agreement," a "Performance Unit Agreement," or a "Restricted Stock Unit Agreement."

          (c)   "Board" means the Board of Directors of the Company.

          (d)   "Change in Control" means, unless otherwise defined by the Participant's Award Agreement, the occurrence of any of the following:

              (i)  the acquisition by any person, entity or group (as defined in Section 13(d) of the Exchange Act) (other than (1) the Company and its Subsidiaries, (2) any employee benefit plan of the Company or its Subsidiaries, or (3) any person who is an officer, director or beneficial owner of 5% or more of the outstanding Stock on the Effective Date), through one transaction or a series of transactions, of more than 50% of the combined voting power of the then outstanding voting securities of the Company;

             (ii)  the merger or consolidation of the Company as a result of which the persons who were shareholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; provided, however, that, for purposes of this clause (ii), any shares of stock of or other equity interest in the merged or consolidated entity that are issued to or retained by a person who was a shareholder of the Company immediately prior to the transaction in respect of such person's ownership interest in a party to the transaction other than the Company shall not be deemed to be owned by such person immediately after the transaction (but shall be deemed to be outstanding);

            (iii)  the liquidation or dissolution of the Company (other than (1) a dissolution occurring upon a merger or consolidation thereof, (2) a liquidation of the Company into its Subsidiary, or (3) a liquidation or dissolution that is incident to a reorganization); and

            (iv)  the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

          (f)    "Committee" means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

          (g)   "Company" means CoBiz Financial Inc., a Colorado corporation, or any successor corporation thereto.

          (h)   "Consultant" means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to the Company or a Subsidiary, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

          (i)    "Director" means a member of the Board.

          (j)    "Disability" means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

          (k)   "Dividend Equivalent" means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

          (l)    "Employee" means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of the Company or a Subsidiary and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director's fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual's employment or termination of employment, as the case may be. For purposes of an individual's rights, if any, under the Plan as of the time of the Company's determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the

  Company or any court of law or governmental agency subsequently makes a contrary determination.

          (m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (n)   "Fair Market Value" means the closing price of the Stock on the principal exchange on which the Stock is traded or, if the Stock is not traded on an exchange, as reported by Nasdaq or, if the closing price of the Stock is not reported by Nasdaq, the average of the high bid and low asked prices for the Stock, as reported by Nasdaq or any other accepted source selected by the Committee or, if bid and asked prices are not reported by any source acceptable to the Committee, the fair market value of the Stock as determined by the Committee in good faith by any reasonable means.

          (o)   "Incentive Stock Option" means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

          (p)   "Insider" means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

          (q)   "ISO-Qualifying Corporation" means the Company or a Subsidiary that is a "subsidiary corporation" of the Company as defined in Section 424(f) of the Code.

          (r)   "Nonstatutory Stock Option" means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

          (s)   "Officer" means any person designated by the Board as an officer of the Company.

          (t)    "Option" means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

          (u)   "Participant" means any eligible person who has been granted one or more Awards.

          (v)   "Performance Award" means an Award of Performance Shares or Performance Units.

          (w)  "Performance Award Formula" means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

          (x)   "Performance Goal" means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

          (y)   "Performance Period" means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

          (z)   "Performance Share" means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

          (aa) "Performance Unit" means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

          (bb) "Restricted Stock Award" means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

          (cc) "Restricted Stock Bonus" means Stock granted to a Participant pursuant to Section 8 of the Plan.

          (dd) "Restricted Stock Purchase Right" means a right to purchase Stock granted to a Participant pursuant to Section 8 of the Plan.

          (ee) "Restricted Stock Unit" or "Stock Unit" means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 or Section 10 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 9 or Section 10, as applicable, and the Participant's Award Agreement.

          (ff)  "Restriction Period" means the period established in accordance with Section 8.5 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

          (gg) "Rule 16b-3" means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

          (hh) "SAR" or "Stock Appreciation Right" means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

           (ii)  "Section 162(m)" means Section 162(m) of the Code.

          (jj)   "Securities Act" means the Securities Act of 1933, as amended.

          (kk) "Service" means a Participant's employment or service with the Company or a Subsidiary, whether in the capacity of an Employee, a Director or a Consultant. A Participant's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the entity for which the Participant renders such Service, provided that there is no interruption or termination of the Participant's Service. Furthermore, a Participant's Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the one hundred eighty-first (181st) day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option, unless the Participant's right to return to Service with the Company or a Subsidiary is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant's Award Agreement. A Participant's Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Subsidiary. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant's Service has terminated and the effective date of such termination.

          (ll)   "Stock" means the common stock of the Company.

          (mm)  "Subsidiary" means any entity in which the Company owns, directly or indirectly, more than 50% of the total voting power.

          (nn) "Ten Percent Owner" means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of all ISO-Qualifying Corporations within the meaning of Section 422(b)(6) of the Code.

          (oo) "Vesting Conditions" mean those conditions established in accordance with Section 8.5 or Section 10.3 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock

  Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant's termination of Service.

        2.2    Construction.     Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

3.  ADMINISTRATION.

        3.1    Administration by the Committee.     The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

        3.2    Administration with Respect to Insiders.     With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

        3.3    Committee Complying with Section 162(m).     If the Company is a "publicly held corporation" within the meaning of Section 162(m), the Board may establish a Committee of "outside directors" within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

        3.4    Powers of the Committee.     In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

          (a)   to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

          (b)   to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

          (c)   to determine the Fair Market Value of shares of Stock or the fair market value of any other property;

          (d)   to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant's termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

          (e)   to determine whether an Award of SARs, Performance Shares or Performance Units will be settled in shares of Stock, cash, or in any combination thereof;

          (f)    to approve one or more forms of Award Agreement;

          (g)   to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

          (h)   to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant's termination of Service; and

          (i)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

        3.5    Option or SAR Repricing.     Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for any of the following (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price, (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof or (c) at any time when the Option or SAR price of a previously granted Option or SAR is above the Fair Market Value of one share of Common Stock, the Committee is not permitted to offer to purchase the previously granted Option or SAR for a cash payment in substitution for or upon the cancellation of the Option or SAR. This paragraph shall not be construed to apply to "issuing or assuming a stock option in a transaction to which Section 424(a) applies," within the meaning of Section 424 of the Code.

        3.6    Indemnification.     In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Company or any Subsidiary, members of the Board or the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.  SHARES SUBJECT TO PLAN.

        4.1    Maximum Number of Shares Issuable.     Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 5,250,000 and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. As a result of that aggregate limitation, the maximum aggregate number of shares of Stock that may be issued as Incentive Stock Options under this Plan shall be 5,250,000. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant's purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 14.2. Upon payment in shares of Stock pursuant to the exercise of a SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.

        4.2    Adjustments for Changes in Capital Structure.     Subject to any required action by the shareholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants' rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as "effected without receipt of consideration by the Company." Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.  ELIGIBILITY AND AWARD LIMITATIONS.

        5.1    Persons Eligible for Awards.     Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, "Employees," "Consultants" and "Directors" shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Company or a Subsidiary; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

        5.2    Participation.     Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

        5.3    Incentive Stock Option Limitations.

          (a)    Persons Eligible.    An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of an ISO-Qualifying Corporation. Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

          (b)    Fair Market Value Limitation.    To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Company and any ISO-Qualifying

  Corporation, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

        5.4    Award Limits.

          (a)   [Reserved]

          (b)    Section 162(m) Award Limits.    The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a "publicly held corporation" within the meaning of Section 162(m).

            (i)    Options and SARs.    Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or SARs which in the aggregate are for more than the lesser of (1) 250,000, or (2) two percent (2%) of the number of shares of Stock issued and outstanding as reported in the most recent periodic report filed with the Securities and Exchange Commission.

            (ii)    Restricted Stock and Restricted Stock Unit Awards.    Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than the lesser of (1) 125,000, or (2) one percent (1%) of the number of shares of Stock issued and outstanding as reported in the most recent periodic report filed with the Securities and Exchange Commission.

            (iii)    Performance Awards.    Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than 12,500 shares for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than $250,000 for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6.  TERMS AND CONDITIONS OF OPTIONS.

        Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        6.1    Exercise Price.     The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair

Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

        6.2    Exercisability and Term of Options.     Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of 10 years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate 10 years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

        6.3    Payment of Exercise Price.

          (a)    Forms of Consideration Authorized.    Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a "Cashless Exercise"), (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

          (b)    Limitations on Forms of Consideration.

            (i)    Tender of Stock.    Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Participant for more than 6 months or were not acquired, directly or indirectly, from the Company.

            (ii)    Cashless Exercise.    The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

        6.4    Effect of Termination of Service.

          (a)    Option Exercisability.    Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant's termination of Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

            (i)    Disability.    If the Participant's Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant's Service terminated, may be exercised by the Participant (or the Participant's guardian or legal representative) at any time prior to the expiration of 12 months after the date on which the Participant's Service terminated, but in any event no later than the date of expiration of the Option's term as set forth in the Award Agreement evidencing such Option (the "Option Expiration Date").

            (ii)    Death.    If the Participant's Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant's Service terminated, may be exercised by the Participant's legal representative or other person who acquired the right to exercise the Option by reason of the Participant's death at any time prior to the expiration of 12 months after the date on which the Participant's Service terminated, but in any event no later than the Option Expiration Date. The Participant's Service shall be deemed to have terminated on account of death if the Participant dies within three months after the Participant's termination of Service.

            (iii)    Other Termination of Service.    If the Participant's Service terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant's Service terminated, may be exercised by the Participant at any time prior to the expiration of three months after the date on which the Participant's Service terminated, but in any event no later than the Option Expiration Date.

          (b)    Extension if Exercise Prevented by Law.    Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 13 below, the Option shall remain exercisable until three months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

          (c)    Extension if Participant Subject to Section 16(b).    Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.4(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the 10th day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the 190th day after the Participant's termination of Service, or (iii) the Option Expiration Date.

        6.5    Transferability of Options.     During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant's guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7.  TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

        Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish.

        No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        7.1    Types of SARs Authorized.     SARs may not be granted in tandem with any portion of a related Option. Instead, SARs must be granted independently of any Option.

        7.2    Exercise Price.     The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that the exercise price per share subject to a SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

        7.3    Exercisability and Term of SARs.     SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no SAR shall be exercisable after the expiration of 10 years after the effective date of grant of such SAR.

        7.4    Exercise of SARs.     Upon the exercise (or deemed exercise pursuant to Section 7.5) of a SAR, the Participant (or the Participant's legal representative or other person who acquired the right to exercise the SAR by reason of the Participant's death or Disability) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made in cash, shares of Stock, or any combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing such SAR, payment shall be made in a lump sum as soon as practicable following the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, a SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

        7.5    Deemed Exercise of SARs.     If, on the date on which a SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

        7.6    Effect of Termination of Service.     Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of a SAR and set forth in the Award Agreement, a SAR shall be exercisable after a Participant's termination of Service only during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

        7.7    Nontransferability of SARs.     During the lifetime of the Participant, a SAR shall be exercisable only by the Participant or the Participant's guardian or legal representative. Prior to the exercise of a SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution.

8.  TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

        Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        8.1    Types of Restricted Stock Awards Authorized.     Restricted Stock Awards may be in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

        8.2    Purchase Price.     The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to the Company or a Subsidiary or for their benefit. Notwithstanding the foregoing, the Participant shall furnish consideration in the form of cash or past services rendered to the Company or a Subsidiary or for their benefit having a value not less than the par value of the shares of Stock subject to such Restricted Stock Award.

        8.3    Purchase Period.     A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed 30 days from the effective date of the grant of the Restricted Stock Purchase Right; provided, however, that no Restricted Stock Purchase Right granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

        8.4    Payment of Purchase Price.     Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check, or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iii) by any combination thereof. The Committee may at any time or from time to time grant Restricted Stock Purchase Rights which do not permit all of the foregoing forms of consideration to be used in payment of the purchase price or which otherwise restrict one or more forms of consideration. Restricted Stock Bonuses shall be issued in consideration for past services actually rendered to the Company or a Subsidiary or for their benefit.

        8.5    Vesting and Restrictions on Transfer.     Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in Section 8.8. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

        8.6    Voting Rights; Dividends and Distributions.     Except as provided in this Section, Section 8.5 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant's Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

        8.7    Effect of Termination of Service.     Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant's termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant's termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

        8.8    Nontransferability of Restricted Stock Award Rights.     Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

9.  TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

        Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        9.1    Types of Performance Awards Authorized.     Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

        9.2    Initial Value of Performance Shares and Performance Units.     Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial value of one hundred dollars ($100). The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

        9.3    Establishment of Performance Period, Performance Goals and Performance Award Formula.     In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to "performance-based compensation," the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

        9.4    Measurement of Performance Goals.     Performance Goals shall be established by the Committee on the basis of targets to be attained ("Performance Targets") with respect to one or more measures of business or financial performance (each, a "Performance Measure"), subject to the following:

          (a)    Performance Measures.    Performance Measures shall have the same meanings as used in the Company's financial statements, or, if such terms are not used in the Company's financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company's industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant's rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

              (i)  sales revenue;

             (ii)  gross margin;

            (iii)  operating margin;

            (iv)  operating income;

             (v)  pre-tax profit;

            (vi)  earnings before interest, taxes and depreciation and amortization;

           (vii)  net income;

          (viii)  expenses;

            (ix)  the market price of the Stock;

             (x)  earnings per share;

            (xi)  return on stockholder equity;

           (xii)  return on capital;

          (xiii)  return on net assets;

          (xiv)  economic value added;

           (xv)  market share; and

          (xvi)  other earnings or performance targets or measurements established by the Committee.

          (b)    Performance Targets.    Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

        9.5    Settlement of Performance Awards.

          (a)    Determination of Final Value.    As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

          (b)    Discretionary Adjustment of Award Formula.    In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a "covered employee" within the meaning of Section 162(m) (a "Covered Employee") to reflect such Participant's individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee's Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant's Performance Award.

          (c)    Effect of Leaves of Absence.    Unless otherwise required by law, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of 30 days in leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant's Service during the Performance Period during which the Participant was not on a leave of absence.

          (d)    Notice to Participants.    As soon as practicable following the Committee's determination and certification in accordance with Sections 9.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

          (e)    Payment in Settlement of Performance Awards.    As soon as practicable following the Committee's determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant's legal representative or other person who acquired the right to receive such payment by reason of the Participant's death) of the final value of the Participant's Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. An Award Agreement may provide for deferred payment in a lump sum or in installments. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalents or interest.

          (f)    Provisions Applicable to Payment in Shares.    If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the value of a share of Stock determined by the method specified in the Award Agreement. Such methods may include, without limitation, the closing market price on a specified date (such as the settlement date) or an average of market prices over a series of trading days. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

        9.6    Voting Rights; Dividend Equivalent Rights and Distributions.     Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant's Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

        9.7    Effect of Termination of Service.     Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant's termination of Service on the Performance Award shall be as follows:

          (a)    Death or Disability.    If the Participant's Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant's Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant's Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

          (b)    Other Termination of Service.    If the Participant's Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant's Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

        9.8    Nontransferability of Performance Awards.     Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

10.  TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

        Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        10.1    Grant of Restricted Stock Unit Awards.     Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

        10.2    Purchase Price.     No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to the Company or a Subsidiary or for their benefit.

        10.3    Vesting.     Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

        10.4    Voting Rights, Dividend Equivalent Rights and Distributions.     Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the

Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant's Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

        10.5    Effect of Termination of Service.     Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant's termination of Service.

        10.6    Settlement of Restricted Stock Unit Awards.     The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant's Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

        10.7    Nontransferability of Restricted Stock Unit Awards.     Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

11.  STANDARD FORMS OF AWARD AGREEMENT.

        11.1    Award Agreements.     Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

        11.2    Authority to Vary Terms.     The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

12.  CHANGE IN CONTROL.

        12.1    Effect of Change in Control on Options and SARs.

          (a)    Accelerated Vesting.    Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide, for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. Any such acceleration shall be conditioned upon the consummation of the Change in Control.

          (b)    Assumption or Substitution.    In the event of a Change in Control, the Committee, in its sole discretion and without the consent of any Participant, may provide that the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the "Acquiror"), either will assume the Company's rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options and SARs (as the case may be) for the Acquiror's stock.

          (c)    Settlement and Cancellation of Options and SARs.    The Committee, in its sole discretion and without the consent of any Participant, may determine that, upon the occurrence of a Change in Control, each or any Option or SAR outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each vested share of Stock subject to such canceled Option or SAR in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control over the exercise price per share under such Option or SAR (the "Spread"). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of their canceled Options and SARs as soon as practicable following the date of the Change in Control.

          (d)    Termination of Unexercised Option and SARs.    If any Option or SAR is not to be assumed or substituted for as provided in Section 12.1(b) and is not to be canceled pursuant to Section 12.1(c), in connection with a Change of Control, the Committee, in its sole discretion, may give written notice to the Participant holding such Option or SAR establishing a date by which such Option or SAR must be exercised, to the extent then exercisable (taking into account any acceleration of exercisability under Section 12.1(a)), prior to the consummation of the Change in Control. Such notice shall describe the Change in Control and the consideration per share of Stock (if any) expected to be received as a result of the Change in Control. Any such Option or SAR that is not exercised on or before the date specified in such notice (subject to extension by the Committee) shall terminate upon the consummation of the Change in Control, whether or not the Option or SAR was exercisable on such date. The Participant holding such Option or SAR may make any exercise thereof conditional upon the consummation of the Change in Control and, if the Change in Control is not consummated, the Participant shall be restored to the position that he or she would have been in had the notice not been given.

        12.2    Effect of Change in Control on Restricted Stock Awards.     The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award or, in the event of a Change in Control, may take such actions as it deems appropriate to provide, for the lapsing of the Restriction Period applicable to the shares subject to the Restricted Stock Award held by a Participant whose Service has not terminated prior to the Change in Control, such lapsing to be effective immediately prior to the consummation of the Change in Control to such extent as the Committee deems appropriate. Any acceleration of the lapsing of the Restriction Period that was permissible solely by reason of this Section 12.2 shall be conditioned upon the consummation of the Change in Control.

        12.3    Effect of Change in Control on Performance Awards.     The Committee, in its discretion, may provide in any Award Agreement evidencing a Performance Award or, in the event of a Change in Control, may take such actions as it deems appropriate to provide, that the Performance Award held by a Participant whose Service has not terminated prior to the Change in Control or whose Service terminated by reason of the Participant's death or Disability shall become payable effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

        12.4    Effect of Change in Control on Restricted Stock Unit Awards.     The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award or, in the event of a Change in Control, may take such actions as it deems appropriate to provide, for the settlement of a Restricted Stock Unit Award held by a Participant whose Service has not terminated prior to such Change in Control, such settlement to be effective as of the date of the Change in Control to such extent as the Committee deems appropriate.

13.  COMPLIANCE WITH SECURITIES LAW.

        The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

14.  TAX WITHHOLDING.

        14.1    Tax Withholding in General.     The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company or a Subsidiary with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Company's or Subsidiary's tax withholding obligations have been satisfied by the Participant.

        14.2    Withholding in Shares.     The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company or a Subsidiary. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

15.  AMENDMENT OR TERMINATION OF PLAN.

        The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company's shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company's shareholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

16.  MISCELLANEOUS PROVISIONS.

        16.1    Repurchase Rights.     Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

        16.2    Provision of Information.     Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company's common shareholders.

        16.3    Rights as Employee, Consultant or Director.     No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of the Company or a Subsidiary to terminate the Participant's Service at any time. To the extent that an Employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee's employer or that the Employee has an employment relationship with the Company.

        16.4    Rights as a Stockholder.     A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

        16.5    Fractional Shares.     The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

        16.6    Severability.     If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

        16.7    Beneficiary Designation.     Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. If a married Participant designates a beneficiary other than the Participant's spouse, the effectiveness of such designation may be subject to the consent of the Participant's spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant's death, the Company will pay any remaining unpaid benefits to the Participant's legal representative.

        16.8    Unfunded Obligation.     Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee, the Company or any Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company or a Subsidiary. The Participants shall have no claim against the Company or any Subsidiary for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

        16.9    Choice of Law.     Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Colorado, without regard to its conflict of law rules.

        IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the CoBiz Financial Inc. Amended and Restated 2005 Equity Incentive Plan as duly adopted by the Board on March 20, 2014, and approved by the shareholders on May 15, 2014.

Secretary

PRELIMINARY COPY SUBJECT TO COMPLETION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01TAIA 1 U P X + Annual Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 – 6, and AGAINST Proposal 7 – 8. 01 - Steven Bangert 04 - Evan Makovsky 07 - Noel N. Rothman 02 - Michael B. Burgamy 05 - Douglas L. Polson 08 - Bruce H. Schroffel 1. Election of Directors: For Withhold For Withhold 03 - Morgan Gust 06 - Mary K. Rhinehart 09 - Timothy J. Travis 10 - Mary Beth Vitale For Withhold For Against Abstain For Against Abstain 2. An advisory (nonbinding) shareholder approval of executive compensation. IMPORTANT ANNUAL MEETING INFORMATION 11 - Mary M. White 4. The proposal to approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares. 5. The proposal to amend the Company's Employee Stock Purchase Plan to increase the maximum number of shares issuable from 900,000 to 1,100,000. 6. The proposal to amend and restate the Company's 2005 Equity Incentive Plan. 8. The shareholder proposal on changing the articles of incorporation and bylaws to require majority voting in uncontested director elections. 7. The shareholder proposal regarding the independence of the Chairman of the Board. 3. The ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. MMMMMMMMMMMM 1234 5678 9012 345 MMMMMMM 1 9 4 1 2 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ C123456789 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2014. Vote by Internet • Go to www.envisionreports.com/COBZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. 821 17th Street Denver, Colorado 80202 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 4, 2014, hereby appoints Steven Bangert and Jonathan C. Lorenz proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of CoBiz Financial Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of CoBiz Financial Inc. to be held on May 15, 2014 at the Ritz-Carlton Hotel, Fall River Ballroom, 1881 Curtis Street, Denver, Colorado 80202, at 8:00 a.m., M.D.T., and any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted as recommended by the Board of Directors on all proposals. PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S. Proxy — CoBiz Financial Inc. C Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q